Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

HEXION SPECIALTY CHEMICALS, INC.; NIMBUS MERGER SUB INC.; APOLLO INVESTMENT FUND IV, L.P.; APOLLO OVERSEAS PARTNERS IV, L.P.; APOLLO ADVISORS IV, L.P.; APOLLO MANAGEMENT IV, L.P.; APOLLO INVESTMENT FUND V, L.P.; APOLLO OVERSEAS PARTNERS V, L.P.; APOLLO NETHERLANDS PARTNERS V(A), L.P.; APOLLO NETHERLANDS PARTNERS V(B), L.P.; APOLLO GERMAN PARTNERS V GMBH & CO. KG; APOLLO ADVISORS V, L.P.; APOLLO MANAGEMENT V, L.P.; APOLLO INVESTMENT FUND VI, L.P.; APOLLO OVERSEAS PARTNERS VI, L.P.; APOLLO OVERSEAS PARTNERS (DELAWARE) VI, L.P.; APOLLO OVERSEAS PARTNERS (DELAWARE 892) VI, L.P.; APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.; APOLLO ADVISORS VI, L.P.; APOLLO MANAGEMENT VI, L.P.; APOLLO MANAGEMENT, L.P.; and APOLLO GLOBAL MANAGEMENT, LLC,

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	)	C.A. No. 3841-VCL
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	)	CONFIDENTIAL – FILED UNDER
	)	SEAL
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Plaintiffs,	)
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v.	)
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HUNTSMAN CORP.,	)
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Defendant.	)

YOU ARE IN POSSESSION OF A DOCUMENT FILED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE THAT IS CONFIDENTIAL AND FILED UNDER SEAL

IF YOU ARE NOT AUTHORIZED BY COURT ORDER TO VIEW  OR RETRIEVE THIS DOCUMENT, READ NO FURTHER THAN THIS PAGE.  YOU SHOULD CONTACT THE FOLLOWING PERSON(S):

Bruce L. Silverstein (#2495)
OF COUNSEL:	Rolin P. Bissell (#4478)
Christian Douglas Wright (#3554)
Harry M. Reasoner	Dawn M. Jones (#4270)
Texas State Bar No. 16642000	Kathaleen McCormick (#4579)
David T. Harvin	Tammy L. Mercer (#4957)
Texas State Bar No. 09189000	Richard J. Thomas (#5703)
VINSON & ELKINS L.L.P.	YOUNG CONAWAY STARGATT
First City Tower	& TAYLOR, LLP
1001 Fannin Street	The Brandywine Building
Suite 2500	1000 West Street, 17th Floor
Houston, TX 77002-6760	Wilmington, DE 19801
(713) 758-2222	(302) 571-6600

Dated: September 2, 2008	Attorneys for Defendant, Counterclaim Plaintiff
Corrected: September 4, 2008

Huntsman’s Pretrial Brief

THIS DOCUMENT IS CONFIDENTIAL AND FILED UNDER SEAL.

REVIEW AND ACCESS TO THIS DOCUMENT IS PROHIBITED EXCEPT BY PRIOR COURT ORDER.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

HEXION SPECIALTY CHEMICALS, INC.; NIMBUS MERGER SUB INC.; APOLLO INVESTMENT FUND IV, L.P.; APOLLO OVERSEAS PARTNERS IV, L.P.; APOLLO ADVISORS IV, L.P.; APOLLO MANAGEMENT IV, L.P.; APOLLO INVESTMENT FUND V, L.P.; APOLLO OVERSEAS PARTNERS V, L.P.; APOLLO NETHERLANDS PARTNERS V(A), L.P.; APOLLO NETHERLANDS PARTNERS V(B), L.P.; APOLLO GERMAN PARTNERS V GMBH & CO. KG; APOLLO ADVISORS V, L.P.; APOLLO MANAGEMENT V, L.P.; APOLLO INVESTMENT FUND VI, L.P.; APOLLO OVERSEAS PARTNERS VI, L.P.; APOLLO OVERSEAS PARTNERS (DELAWARE) VI, L.P.; APOLLO OVERSEAS PARTNERS (DELAWARE 892) VI, L.P.; APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.; APOLLO ADVISORS VI, L.P.; APOLLO MANAGEMENT VI, L.P.; APOLLO MANAGEMENT, L.P.; and APOLLO GLOBAL MANAGEMENT, LLC,

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	)	C.A. No. 3841-VCL
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	)	CONFIDENTIAL – FILED
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Plaintiffs,	)
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v.	)
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HUNTSMAN CORP.,	)
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Defendant.	)

DEFENDANT HUNTSMAN CORP.’S PRETRIAL BRIEF (CORRECTED)

OF COUNSEL:	Bruce L. Silverstein (#2495)
Rolin P. Bissell (#4478)
Harry M. Reasoner	Christian Douglas Wright (#3554)
Texas State Bar No. 16642000	Dawn M. Jones (#4270)
David T. Harvin	Kathaleen McCormick (#4579)
Texas State Bar No. 09189000	Tammy L. Mercer (#4957)
VINSON & ELKINS L.L.P.	Richard J. Thomas (#5703)
First City Tower	YOUNG CONAWAY STARGATT
1001 Fannin Street	& TAYLOR, LLP
Suite 2500	The Brandywine Building
Houston, TX 77002-6760	1000 West Street, 17th Floor
(713) 758-2222	Wilmington, DE 19801
(302) 571-6600

Dated: September 2, 2008	Attorneys for Defendant, Counterclaim Plaintiff
Corrected: September 4, 2008

Alan S. Goudiss

Jaculin Aaon

SHEARMAN & STERLING LLP

599 Lexington Avenue

New York, NY  10022

(212) 848-4000

Kathy D. Patrick

Jeremy L. Doyle

Laura J. Kissel

Laurel R. Boatright

GIBBS & BRUNS, L.L.P.

1100 Louisiana, Suite 5300

Houston, TX 77002

(713) 650-8805

DATED:  September 2, 2008

CORRECTED:  September 4, 2008

TABLE OF CONTENTS

TABLE OF CONTENTS				i

TABLE OF AUTHORITIES				v

PRELIMINARY STATEMENT				1

STATEMENT OF FACTS				5

	A.	Until May 2008, Apollo Touts the Value of the Combined Entity.		5

	B.	Apollo and Hexion Decide To Abort the Merger Agreement.		7

	C.	Apollo Orchestrates D&P’s Opinion for Litigation Purposes.		9

		1.	Apollo Carefully Controls the Process To Achieve Its Litigation Purpose.	9

		2.	D&P Is Denied Access to Huntsman for Its “Insolvency” Opinion.	11

		3.	Apollo Asks D&P To Take the Unprecedented Step of Issuing an “Insolvency Opinion.”	12

		4.	Apollo and Hexion Spring D&P’s “Insolvency Opinion” and This Lawsuit on Huntsman Without Warning.	13

	D.	The Publication of the D&P Report Was Designed To Frustrate Consummation of the Merger.		14

		1.	The Banks That Provided the Commitment Letter Had Never Before Been Concerned with Solvency Until They Received a Copy of the D&P Insolvency Opinion.	14

		2.	The Insolvency Opinion Impaired Hexion’s Ability To Obtain a Fair Price for Its Divestitures.	15

		3.	Hexion’s Reported Attempt To Raise “Alternate Financing” Rather Than Supplemental Financing, Is a Charade.	16

		4.	Hexion Has Rejected Supplemental Financing.	18

ARGUMENT				19

I.	Hexion’s Failure To Consummate the Financing and Merger on the Grounds of “Insolvency” Would Constitute a Breach of Hexion’s Covenants Under the Merger Agreement.			19

	A.	Hexion Is Not Excused from Its Contractual Obligations Based on D&P’s “Insolvency Opinion” Because Hexion Has Not Used Its Reasonable Best Efforts To Satisfy the Conditions of the Commitment Letter and Has Failed To Keep Huntsman Apprised of Material Events.		22

i

		1.	The Merger Agreement Imposes Stringent Obligations on Hexion To Consummate the Merger.			23

		2.	Hexion Has Blatantly Breached These Obligations.			26

			a.	The Procurement of an “Insolvency Opinion” Constitutes a Breach.		26

		3.	Hexion’s Failure To Keep Huntsman Informed Concerning the Status of Financing and Give Notice to Huntsman Regarding Its Concerns About Financing Constitutes a Breach.			28

	B.	Hexion Has Breached Its Obligation To Seek Supplemental Financing.				30

	C.	Had Hexion Used Its Reasonable Best Efforts and Complied with Its Other Contractual Obligations, It Could Obtain a Solvency Opinion or Deliver the Requisite CFO Certificate.				32

		1.	Contrary to D&P’s Conclusion, There Is a Funding Surplus at Closing.			33

			a.	D&P Overstates Amount Needed To Purchase Equity and Refinance Debt.		33

			b.	D&P Overstates Upfront Pension Funding Obligations.		34

				i.	Hexion Ignored the Advice of Their Regular Consultant.	35

				ii.	Apollo/Hexion Retains a New Consultant To State that the PBGC Would Take a Stance Contrary to Every Then-Current Indication from the PBGC.	36

			c.	Fees and Expenses Are Overstated.		38

			d.	Hexion Underestimates Future Cost Synergies.		39

		2.	The Projections Relied Upon by D&P Are Artificially Depressed and Inconsistent with Huntsman’s Projections, Which Are Reasonable and Must Be Considered.			40

		3.	The Combined Entity Has Sufficient Capital To Pass the Capital Adequacy Test.			42

		4.	D&P’S Conclusion Is Undermined By Apollo’s Prior Analysis Valuations of the Combined Entity.			44

II.	Huntsman Has Not Suffered a Material Adverse Effect Under the Merger Agreement.					46

	A.	Summary of Argument.				47

B.	MAE Provisions Are Narrowly Construed as a Backstop Protecting Buyers from The Occurrence Of Unknown Events, Not as an “Easy Out” or as Leverage For Buyers Seeking To Renegotiate.			52

C.	Huntsman Has Not Experienced an MAE as Defined by The Merger Agreement.			55

	1.	Considering Huntsman’s Business as a Whole, as Required by the Merger Agreement, Huntsman’s Financial Performance Since Signing Is Consistent with Its Historical Performance.		55

		a.	Huntsman’s Post-Signing Financial Performance Is Consistent With Its Historical Performance.	55

		i.	Huntsman Has Not Suffered an Unusual Deterioration In Performance Since The Merger Agreement Was Signed.	56

		ii.	Any Decline In Huntsman’s Performance Is Not Long-Term.	57

		iii.	Any Decline in Huntsman’s Financial Performance Or Condition Is Attributable To General Economic and Chemical Industry Conditions and Is Thus Carved-Out From the Definition of an MAE in the Merger Agreement.	58

		b.	The Core Businesses of Huntsman Are Strong and Growing.	62

		i.	Polyurethanes Is Huntsman’s “Crown Jewel.”	62

		ii.	Performance Products Is Outperforming Its Peers.	65

		iii.	The Advanced Materials Division Is Performing at Levels Consistent with Its Peers, and Better Than Hexion.	66

D.	Plaintiffs’ MAE Contentions Are Inconsistent With the Merger Agreement and Their Extensive Knowledge of the Conditions, Pre-Signing, That Have Been Responsible, Post-Signing, for the Poor Performance of Huntsman’s TE and Pigments Divisions.			67

	1.	Huntsman’s Missed Projections and Downward Revisions of Forecasts Cannot, Under The Terms Of The Merger Agreement, Constitute an MAE.		67

	2.	The Financial Performance of TE and Pigments, Like Their Competitors, Has Suffered for the Same Reasons Known to Apollo Before Signing the Merger Agreement.		69

		a.	There Has Been No Change in Huntsman’s TE Business Since Signing.	69

		i.	Plaintiffs Well-Understood, Before Signing the Merger Agreement, the Challenges Facing TE.	70

		ii.	The Restructuring of TE Can Reasonably Be Expected To Significantly Improve Its Future Earnings.	71

		iii.	TE Has Successfully Implemented Significant Price Increases Without Losing Significant Sales Volume.	72

		b.	Apollo Fully Appreciated the Risks and Challenges Inherent in Both the Pigments Industry Generally and Huntsman’s Pigments Business Specifically.	73

		i.	Apollo Did Not View Pigments as a “Core” Business Of Huntsman.	73

		ii.	Plaintiffs Wrongly Contend That Huntsman Pigments’ Sulfate Production Process Represents a Major Competitive Disadvantage.	75

		iii.	After the Merger Agreement Was Signed, Huntsman, and All Other Sulfate Process Producers, Sustained an Adverse Impact from an Increase in the Cost of Sulfuric Acid, Feedstock, and Energy.	77

	E.	Huntsman’s Current Financial Condition Does Not Constitute an MAE.		78

	F.	Huntsman’s Decline in Value and Share Price Since the Merger Agreement Cannot Constitute an MAE.		80

III.	Huntsman’s Board Properly Extended the Merger Agreement.			81

CONCLUSION				85

TABLE OF AUTHORITIES

Page

Cases

Allegheny Energy, Inc. v. DQE, Inc.,
74 F. Supp. 2d 482 (W.D. Pa. 1999)	54, 69

Bloor v. Falstaff Brewing Corp.,
601 F.2d 609 (2d Cir. 1979)	24

Consolidated Edison, Inc. v. Northeast Utils.,
249 F. Supp. 2d 387 (S.D.N.Y. 2003)	54

Doft & Co. v. Travelocity.com Inc.,
No. Civ. A., 2004 WL 1152338 (Del. Ch. May 20, 2004)	41

DynCorp. v. GTE Corp.,
215 F. Supp. 2d 308 (S.D.N.Y. 2002)	54

Energy Partners, Ltd. v. Stone Energy Corp., No. Civ. A. 2402-N, 2006 Del. Ch. LEXIS
182 (Del. Ch. Oct. 30, 2006)	22

Esplanade Oil & Gas, Inc. v. Templeton Energy Income Corp.,
889 F.2d 621 (5th Cir. 1989)	54

Frontier Oil Corp. v. Holly Corp.,
No. Civ. A 20502, 2005 WL 1039027 (Del. Ch. Apr. 29, 2005)	22, 47, 53

Hollinger Int’l, Inc. v. Black,
844 A.2d 1022 (Del. Ch. 2004)	47

In re Emerging Commc’ns Sh. Litig.,
No. Civ. A. 10415, 2004 WL 1035745 (Del. Ch. June 4, 2004)	40

In re IBP, Inc. Shareholders Litig.,
789 A.2d 14 (Del. Ch. 2001)	22, 47, 52, 53, 54, 55, 69

In re Iridium Operating, LLC,
373 B.R. 283 (Bankr. S.D.N.Y. 2007)	32

Kroboth v. Brent,
625 N.Y.S. 2d 748 (N.Y. App. Div. 1995)	24

Moody v. Security Pacific Business Credit, Inc.,
971 F.2d 1056 (3d Cir. 1992)	42

Northern Heel Corp. v. Compo Indus., Inc.,
851 F.2d 456 (1st Cir. 1988)	54

v

Pan Am Corp. v. Delta Air Lines, Inc.,
175 B.R. 438 (S.D.N.Y. 1994)	54, 69

Pegasystems, Inc. v. Carrekar Corp.,
No. Civ. A. 19043-NC, 2001 WL 1192208 (Del. Ch. Oct. 1, 2001)	24

Pittsburgh Coke & Chem. Co. v. Bollow,
421 F. Supp. 908 (E.D.N.Y. 1976); aff’d, 560 F.2d 1089 (2d Cir. 1977)	54

Rhone-Poulenc v. GAF Chems.,
No. Civ. A. 12,848, 1993 Del. Ch. LEXIS 59 (Del. Ch. Apr. 6, 1993)	22

SLC Beverages, Inc. v. Burnup & Sims, Inc., 1987 Del. Ch. LEXIS 472 (Del. Ch. Aug. 20, 1987)	21

Vitalink Pharm. Servs. v. GranCare, Inc.,
1997 Del. Ch. LEXIS 116 (Del. Ch. Aug. 7, 1997)	20

Other Authorities

2 E. Allen Farnsworth, Contracts § 7.17c (3d ed. 2004)	24

Bruce A. Markell, Toward True and Plain Dealing: A Theory of Fraudulent
Transfers Involving Unreasonably Small Capital, 21 Ind. L. Rev. 469 (1988)	42

PRELIMINARY STATEMENT

Apollo and Hexion seek to terminate the July 12, 2007 Merger Agreement with Huntsman that contains no financing condition, no exception to Hexion’s obligation to use “reasonable best efforts” to complete the financing and the transaction, and no right to terminate the contract absent a narrowly defined materially adverse effect (“MAE”). Hexion, nonetheless, seeks a declaration that it has an option to terminate because Huntsman’s business has suffered an MAE and because the combined Huntsman-Hexion company (“Combined Entity”) would be insolvent.

The illegitimacy of these claims is illuminated by the remarkably improper approach Apollo and its sophisticated advisors have felt compelled to take. Although the contract required consultation with Huntsman about any material activity relating to financing and any change in Hexion’s good faith belief that financing could be obtained, App. Tab A: JX-1, § 5.12(b),(1) the first notice Huntsman received of alleged concerns was when it was sued. The financing commitment required Hexion to promptly inform Credit Suisse and Deutsche Bank (the “Commitment Banks”) if the projections furnished to them were incorrect in any material respect and actively to assist the banks in syndication efforts. Despite these provisions, the banks received their first notice of alleged solvency concerns when Hexion filed suit. Cunningham Tr. at 114:25-115:2; 115:6-11; 117:7-15; Price Tr. at 270:9-22; 274:12-15.

Hexion expressly warranted that the financing committed would be sufficient for it to complete the transaction. App. Tab A: JX-1, § 3.2(e). Hexion is obligated to use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the

(1) Exhibit references refer to Trial Exhibits designated as Defendant’s Exhibits (DX) or Joint Exhibits (JX). Citations will use the form “DX-xxxx” or “JX-xxxx” and will provide pinpoint citations to the bates numbers appearing on the document when possible. Selected exhibits are attached as an Appendix to this brief for the Court’s convenience. References to Exhibits contained in the Appendix will use the form “App. Tab [A]: DX-[xxxx], at [xxx].

financing, (including satisfying the conditions to the Commitment Letter) App. Tab A: JX-1, § 5.12(a), to refrain from doing anything that could reasonably be expected to materially impair, delay or prevent the consummation of the financing, App. Tab A: JX-1, § 5.12(b), and to consummate the transaction, App. Tab A: JX-1, § 5.13. Rather than honoring its obligations, Hexion secretly hired litigation counsel who in May 2008 retained a valuation firm, Duff & Phelps (“D&P”), as “litigation experts.”  D&P was advised that the objective was to “get out” of the transaction. Pfeiffer Tr. at 67:19-68:5; DX-2256, at DUFF024355.

Before Apollo and Hexion decided that they wanted to “get out” of the deal, Apollo had already committed to cause its Funds IV and V to sell the Hexion-Huntsman combination to Apollo Fund VI. Apollo arranged for that sale to occur pursuant to fairness opinions – obtained as of February 25-26, 2008 – from Valuation Research Corporation (“VRC”) for the selling funds and from Murray Devine & Company (“Murray Devine”) for the buying fund. VRC concluded that the combined entity of Hexion-Huntsman had an average enterprise value of $15.5 to $17.1 billion. App. Tab S: DX-2664, at VRC 000971. In March Apollo, acting as a fiduciary with respect to the inter-fund sale, sent the fairness opinions of the two consulting firms plus Apollo’s own valuation of $15.685 billion for the Combined Entity to the funds’ Advisory Boards. Apollo praised the prospects and benefits of the strategic acquisition. App. Tab R: DX-2663, at APL 0502114.

Scarcely two months later on May 9-12, 2008, Apollo conducted an in-house assessment, doing elaborate studies and modeling. App. Tab P: DX-2495, at APL 05500000, et seq. That analysis demonstrated that the acquisition of Huntsman, while significantly less profitable, provided a sound foundation for a solvency certificate. That analysis showed, for example, “Potential Opportunities” through internal actions to increase liquidity by approximately $1.1 billion. App. Tab P: DX-2495, at APL 05500012.

Days later in May, Wachtell brought “litigation experts” from D&P on board. After the “litigation experts” had agreed to support completely the Apollo objective of “getting out,” D&P coached its colleague Phil Wisler to give an “insolvency opinion,” claiming that the combination of Huntsman and Hexion was worth some $4.25 billion less than the $15.6 billion valuation Apollo previously had given in its fiduciary capacity to its Funds. Contrast App. Tab E: JX-598, at DUFF019282 with App. Tab R: DX-2663, at APL05024114.

Prior to obtaining the D&P “opinion,” Hexion never consulted with or advised Huntsman of its concerns, as the Merger Agreement requires. Instead, it issued a press release, delivered the opinions to the Commitment Banks, and sued Huntsman, thereby knowingly and intentionally impairing the consummation of the financing.

The Commitment Banks had not expressed concerns about insolvency up to that point, even after receiving Huntsman’s first quarter 2008 numbers. Cunningham Tr. at 97:10-15; 112:15-113:4; Price Tr. at 253:22-254:25; 270:18-22; 277:12-21. Each was prepared to perform its financing commitment despite the fact that the terms are below market and would cause multi-million dollar write-downs.(2)  Indeed, Deutsche Bank had been attempting to market a billion dollars of the contemplated Hexion loan until it received the D&P “insolvency opinion.”  Cunningham Tr. at 111:10-112:6; 112:15-113:8.

Deutsche Bank’s witness described Apollo’s actions as “out of the ordinary” and “unique.”  Cunningham Tr. at 121:2-12. The banks were taken entirely by surprise. Id. at 118:14-21; Price Tr. at 270:9-22; 271:3-10. If Apollo and Hexion had believed they had a

(2) As of April 2008, the expected value of the loss upon funding to Deutsche Bank is XXXXXXXXXXX Cunningham Tr. at 42:1-4; 42:24-43:5, Deutsche Bank has not terminated its funding commitment, id. 58:24-59:2, and is prepared to fund if the conditions of the commitment letter can be met at closing. Id. at 59:3-6. See also Price Tr. at 275:9-20, “As of June 17, ...Credit Suisse was operating under the assumption that a solvency certificate would and could be provided for the combined company...[and] Credit Suisse was fully prepared, although it wasn’t happy about it, to fund the commitment it had promised to fund under the commitment letter.”); id. at 311:7-12 (Credit Suisse had embedded losses XXXXXXXXXXXXXXXXXXXXXXX under the financing commitment); and, at 293:10-18 (if solvency can be demonstrated in compliance with the commitment letter, Credit Suisse today will “still perform its commitment.”).

legitimate and honest basis for claiming an MAE or insolvency of a combination resulting from a merger, would they have felt it necessary to breach Hexion’s contractual obligations and attempt to undermine the financing commitments of the banks?

Apollo, having made the decision that Hexion should “get out” of its contractual obligations, has sought to do so by any means necessary. It has deliberately interfered not only with the Merger Agreement, but with the Commitment Letter as well.(3)  Credit Suisse, unsurprisingly, has now embraced Apollo’s actions as a means of avoiding XXXXXXXXXXX XXXXX in mark-down losses it will suffer if the Commitment is funded. Although it had never before expressed any concern regarding the solvency of a combined Huntsman-Hexion entity, Credit Suisse (acting at the behest of its litigation counsel)(4) rushed to create its own “solvency analysis,” in the wake of Hexion’s lawsuit. It is hardly surprising that Credit Suisse’s “analysis” parrots D&P’s contrived “insolvency” opinion. But neither D&P’s analysis nor Credit Suisse’s “analysis” can change this critical fact:  before Hexion sued, no one – not Hexion, not Apollo, not Credit Suisse, and not Deutsche Bank – had expressed any concern that there had been an MAE or that the combined entity would be insolvent.(5)  That they do so now, when each has buyer’s or banker’s remorse over their binding agreements, gives every reason to doubt the credibility of their assertions.

And Apollo and Hexion never confront the most fundamental problem with their efforts to manufacture a solvency issue:  the specific and clear provisions of the Merger Agreement

(3) Cunningham Tr. at 117:18-118:13 (existence of lawsuit complicates efforts to try to syndicate merger debt and is “probably not helpful.”)

(4) Price Tr. at 294:18; 295:3-5 (explaining that Credit Suisse’s “solvency analysis” was prepared “at the request” of Credit Suisse’s counsel).

(5) Cunningham Tr. at 97:10-15 (before suit was filed, Apollo never discussed insolvency with Deutsche Bank); 119:2-11 (allegation of insolvency was “new information to us”); 82:23-83:2 (Deutsche Bank has not concluded there has been a material adverse event); and, 97:5-9 (before the lawsuit was filed, Apollo never discussed whether there had been material adverse event at Huntsman); see also Price Tr. at 270:18-271:2 (prior to the lawsuit Apollo had never said it had any concern the combined company would be insolvent, or that they believed there had been a material adverse event as it pertained to Huntsman).

itself. Under the agreement, there is no financing “out” and solvency is not a condition to Hexion’s obligation to close. The declaration they seek –“ that Hexion is not obligated under the Merger Agreement to consummate the merger if the combined company would be insolvent” – is not provided under the terms of the Merger Agreement and is inconsistent with Hexion’s own representations in the Merger Agreement. But the Merger Agreement is abundantly clear that both Hexion’s failure to take any action or do anything about the alleged “insolvency” and the efforts by Hexion and Apollo to establish insolvency, and thus undermine the current financing, constitute a breach by Hexion of the agreement and a tortious interference by Apollo.

We shall demonstrate why the evidence and law confirm that Apollo and Hexion cannot meet their burden of showing there has been an MAE – not even in general terms, much less under the extremely narrow definition of MAE in the agreement – and that Plaintiffs’ arguments that a satisfactory solvency certificate cannot be given are meritless as well as irrelevant. Following trial, Huntsman requests that the Court deny the relief requested by Apollo and Hexion and grant Huntsman the relief it seeks in the Joint Pretrial Order, including an order of specific performance against Hexion.

STATEMENT OF FACTS

A.            Until May 2008, Apollo Touts the Value of the Combined Entity.

Apollo’s “investment thesis” for acquiring Huntsman focused on the long-term prospects for creating a “bellwether specialty chemical company” that would be a “must own” in the specialty chemicals space and nearly double the size of Rohm & Haas, the then-current bellwether stock. App. Tab Q: DX-2662, at APL05028410. Based on this thesis, Apollo arranged for its portfolio company Hexion to acquire Huntsman for $28 per share. App. Tab A: JX-1. Apollo recognized that the deal had “high leverage,” but believed it had obtained an

“aggressive structure” from the banks “to withstand most any potential cyclical downturn.”  App.

Tab Q: DX-2662, at APL05028411.

In connection with the transaction, Apollo proposed that Apollo Funds IV and V to sell their equity interest in Hexion to Apollo Fund VI. Because the sale involved conflicts of interest, Apollo was required to obtain the approval of the Advisory Committees of the impacted funds to “ensure the fairness to investors in each of the Apollo Funds.” DX-2188, at APL05024124-28. The proposed inter-fund transfer was delayed, but Apollo again sought and obtained approval on March 4, 2008. This is a critical date for purposes of this litigation. To obtain that approval, Apollo co-founder Josh Harris distributed a detailed packet of information to the Advisory Committees, which touted the value of the Combined Entity and represented that it had an enterprise value of $15.685 billion. Id. at APL05024114. In support of the proposed sale, Harris emphasized the benefits of the Combined Entity, noting:

Significant Scale – The combination creates a $15.4 billion sales and $2.1 billion EBITDA business on a pro forma basis. …

World-Class Management Team – The combined company will be led by Craig Morrison, the CEO of Hexion. Mr. Morrison and his team, together with the best in class managers from Huntsman, will drive an immediate integration strategy and share best practices. …

Significant Near-Term Upside from Integration – … Apollo management have conservatively estimated $250 million of synergies. …

Large Scale with Potential for Value-Enhancing Divestitures – The scale of the combined company will allow management to selectively pare the portfolio to focus on the most strategic business segments, while inherently enhancing margins. …

Ample Size to Command Valuation Premium – Larger capitalization chemicals companies command a 1-2 EBITDA multiple valuation premium in today’s public equity markets. The combined company would be well positioned as one of the largest specialty chemical company [sic] in the world, and is expected to be valued at a large-cap premium multiple.

Id. at APL05024126-27.

Also contained in the information packet were two fairness opinions for the Apollo Funds from two reputable valuation experts, Valuation Research Corporation (“VRC”) and Murray Devine. Id. at APL05024116-123.  Apollo supplied these experts with the “latest” and “most reasonable” model and projections it had for the Combined Entity, which estimated the enterprise value of the Combined Entity at $15.8 billion based on detailed financial five-year financial projections.  Sambur Tr. at 140:10-16; 145:19-146:2; DX-2257.  Using the information supplied by Apollo, both firms opined that the proposed sale of Hexion would be fair to each of the Funds, and VRC calculated an average enterprise value in excess of $16 billion.  App. Tab R: DX-2663, at APL05024120, APL05024122; App. Tab S: DX-2664, at VRC000971.(6)  The Advisory Committees approved the deal, which contemplates that Fund VI will pay $1.151 billion for Funds IV and V interest in Hexion if the merger closes.  App. Tab R: DX-2663, at APL05024126.

B.                                    Apollo and Hexion Decide To Abort the Merger Agreement.

In April 2008, Huntsman reported lower-than-expected earnings for the first quarter of 2008 due to rising energy prices, higher raw materials costs, the decline in the value of the U.S. dollar, and a slowdown in certain sections of the economy.  Apollo’s Harris called Jon Huntsman and Peter Huntsman and asked about the impact of foreign currency exchange rates, oil prices, and U.S. economic conditions and what Huntsman was doing to mitigate these impacts.

(6) In addition to supplying models and other due diligence materials, the terms of VRC’s engagement letter with Apollo required Apollo to “notify VRC with a reasonable promptness upon discovery if any such information becomes inaccurate, incomplete, or misleading” and to “notify VRC with a reasonable promptness upon discovery of any material adverse change or development that could reasonably be expected to lead to any material adverse change in its business properties, operations, financial condition, or prospects.”  DX-2725; Rucker Tr. At 48:10-14; 49:22-50:2.  The terms of the supplemental engagement to update the fairness opinion in February was to state that the update can be performed “[a]ssuming that the financial forecast has not changed from the forecast used in the July 28, 007 opinion, and that there have been no material adverse changes in Hexion, LLC, Huntsman Corporation, or the industry.”  DX-2729; Rucker Tr. at 122:16-22.  As of February 26, 2008, Apollo had not taken the position that a material adverse effect had occurred in Huntsman’s business.

Huntsman Tr. at 257:25-259:12.  Harris then instructed his team at Apollo to re-analyze the proposed transaction and Apollo’s expected returns.  From approximately May 6 to 12, 2008, Apollo’s Scott Kleinman, David Sambur, and Jordan Zaken prepared an analysis of the Combined Entity. Sambur Tr. at 192:3-198:17; App. Tab P: DX-2495.  This analysis contained a variety of updated Apollo models and projections, along with a spreadsheet tying those models and projections to Apollo’s expected returns.  App. Tab P: DX-2495, at APL05500027.  None of these models and projections showed that the Combined Entity would be insolvent.  Id. at APL05500029, APL05500044, APL05500059.  Two of the models reflected an entity with substantial positive cash flows, while Apollo’s most negative model projected an entity with tight cash flows.  Id. at APL05500034, APL05500059, APL05500064, and APL05500079.  The analysis also identified more than $1 billion in opportunities to improve the Combined Entity’s liquidity, meaning that Apollo identified numerous ways to keep the Combined Entity solvent.  Id. at APL05500059, APL05500027, and APL05500103.

More importantly to Apollo, the analysis reflected that Apollo’s potential profit (or loss) and rates of return were at risk of substantially decreasing.  Id. at APL05500103.  Based on this analysis, Apollo determined to abort the Merger Agreement.  But even under the most negative model, the terms of the Merger Agreement did not allow Hexion simply to terminate the transaction.  Therefore, Apollo and Hexion contrived a plan to get out of the deal on the theory that the Combined Entity would be insolvent and, thus, financing would be unavailable.  To execute the plan, Apollo and Hexion turned to the litigation team at Wachtell, Lipton, Rosen & Katz (“Wachtell”).  To support the claim of insolvency, Wachtell engaged D&P and gave it limited and tailored information prepared by Apollo to support an opinion that the Combined Entity would be insolvent.  Wachtell then convinced D&P to render a novel but fatally flawed “insolvency” opinion that Hexion promptly released to the public when filing this lawsuit.

C.                                    Apollo Orchestrates D&P’s Opinion for Litigation Purposes.

1.                                      Apollo Carefully Controls the Process To Achieve Its Litigation Purpose.

Despite Hexion’s obligation to use reasonable best efforts to obtain a solvency opinion, Apollo and its counsel carefully structured the engagement of D&P to ensure that they would receive an opinion to support their claim that the Combined Entity would be insolvent.  To achieve this purpose, D&P’s engagement was structured in two phases – (i) a “litigation consulting” phase and (ii) an “opinion” phase.  During the first phase, D&P’s consulting agreement acknowledged, “We understand that we are being retained . . . in connection with . . . the potential litigation. . . .”  See DX-2259, at DUFF036084.  For the second phase, the engagement letter envisioned retention of a separate “opinion team” if “Hexion decides to go forward with a particular cause of action.”  See Id., at DUFF036085.

It is clear that from the beginning D&P understood that its role was to support Hexion’s effort to get out of the Merger Agreement.  Allen Pfeiffer, the senior member of the D&P consulting team, memorialized the purpose of the engagement in his handwritten notes on May 16, 2008:

ALLEN M. PFEIFFER

MANAGING DIRECTOR

TEL 973-775-8260 • FAX 443-601-2265

allen.pfeiffer@duffandphelps.com

DX-2256, at DUFF024355; Pfeiffer Tr. at 67:1-68:23.

Accordingly, D&P’s consulting team began searching for “any loopholes” or “wriggle room for Apollo to back out of the deal.”  App. Tab V: DX-2667, at DUFF035627.  To enable D&P to find insolvency, Wachtell sent D&P a series of models showing (1) worse projections for Huntsman and Hexion and (2) transactional expenses that were higher than those Apollo had used in its modeling on May 9 and higher than those used some two months earlier in the models shown to VRC and Murray Devine, for purposes of obtaining their fairness opinions.

Not surprisingly, toward the end of May, D&P’s consulting team concluded that the Combined Entity would be insolvent and so advised Wachtell.  Pfeiffer Tr. at 125:4-10, 126:4-9, 157:19-158:6.  Only after D&P’s consulting team had provided that conclusion, was D&P’s opinion team allowed to proceed to phase two of D&P’s engagement.  Prior to that time, D&P “didn’t want [the opinion team] to be tainted or impacted by our broader consulting advice.”  Pfeiffer Tr. at 81:8-10 (emphasis added).  However, Phil Wisler, who led the opinion team at D&P, was involved in the initial discussions with Wachtell about this matter.  See DX-2711.  He knew from the outset that if the litigation consulting team reached a favorable conclusion for Apollo and Hexion, then the opinion team would be engaged.  Pfeiffer Tr. at 81:21-82:3.  By having Hexion enter into a separate engagement with the D&P opinion team, Apollo structured the process to create the public perception that D&P was retained by Hexion’s Board of Directors for purposes other than providing an opinion to support litigation.  This fact is evidenced by Hexion’s June 18, 2008 press release, which refers only to the second engagement.  DX-2318.

Not surprisingly, the opinion team did its analysis in record time.  On Friday, June 6, Mr. Wisler pitched D&P’s qualifications to the Hexion Board “for three minutes,” see DX-2712, and Hexion retained D&P the same day.  DX-2713.  By Tuesday, June 10, the opinion team submitted its draft opinion and analysis for review by an internal D&P committee.  By June 15,

D&P sent a draft solvency analysis and opinion to Wachtell for review.  DX-2714.  Three days later, D&P presented to the Hexion board its “insolvency opinion.”

2.                                      D&P Is Denied Access to Huntsman for Its “Insolvency” Opinion.

Throughout its consulting and opinion work, D&P never consulted with Huntsman about the solvency work it was doing.  Apollo, Hexion, and Wachtell decided that D&P would not have access to Huntsman because, as Pfeiffer testified, if they informed Huntsman of the engagement, it would “compromise the objectives that were set forth by [Hexion’s] board.”  Pfeiffer Tr. at 109:18-110:3.

Although witnesses from D&P, Apollo, and Hexion offer various excuses for why D&P was not allowed access to Huntsman, the importance of this fact cannot be understated.  D&P’s opinion highlights this fact noting, as a qualification and limiting condition, that it “[d]id not have direct access to Huntsman management.”  App. Tab D: JX-597; see also App. Tab E: JX-598.  This limitation is in contrast to D&P materials that identify the importance of having contact with management as part of D&P’s due diligence.  See DX-2709, at DUFF026551.  Yet Phil Wisler of D&P claims that contacting Huntsman did not occur to him and that he did not know how he would have responded if his client suggested that he do so, even though this was a specific “limitation” and “qualification” to his opinion.  Wisler Tr. at 141:20-142: 23; 146:3-11.

D&P’s failure to contact Huntsman is particularly egregious given the novelty of the “insolvency opinion” D&P produced.  Other valuation professionals with expertise in issuing solvency opinions have testified that “[i]t’s important to get management’s perspective on how the business is currently doing and what the business’s future prospects are,” Rucker Tr. at 32:2-5, and that it is important to get management’s views about the business because “[m]anagement manages the business; therefore, they are in control of the cash flows,” Kenny Tr. at 28:2-3.  Plaintiffs try to justify this failure by arguing simply that D&P did not consult with Huntsman because Hexion’s projections for Huntsman were sufficient, Morrison Tr. at 198:9-21, and that Hexion and Apollo were in a position to be more “objective” about Huntsman’s business than Huntsman.  Morrison Tr. at 199:13-21.  But the evidence will show that the Hexion projections furnished to D&P differed from those done just days earlier in Apollo’s internal analysis and were designed to produce a finding of insolvency.

3.                                      Apollo Asks D&P To Take the Unprecedented Step of Issuing an “Insolvency Opinion.”

The purpose of D&P’s engagement is also revealed by the communications between Wachtell and D&P regarding what form D&P’s final work-product should take.  During the week of June 9, 2008, D&P told Wachtell that the D&P opinion team had reached an opinion as to the insolvency of the Combined Entity.  Pfeiffer Tr. at 225:12-226:22.  At that time, it was not clear what form D&P’s final product would take.  Pfeiffer Tr. at 226:20-227:4.  One idea was for D&P simply to state that it was not in a position to issue an opinion of solvency.  Pfeiffer Tr. at 230:1-12.

Wachtell and Apollo, however, asked D&P to issue an opinion stating that the company was insolvent based on the three traditional solvency tests.  Pfeiffer Tr. at 230:18-22.  “Even though … that is something that is somewhat more aggressive and … something that – we haven’t done very often,” the D&P team finally “got comfortable” with this concept.  Pfeiffer Tr. at 230:23-231:6.  Normally, D&P does not issue an “insolvency opinion” or even a letter stating that it could not issue a solvency opinion.  In those situations, the deal is changed or terminated, or D&P does not move forward with its analysis.  Pfeiffer Tr. at 31:2-31:9.  In fact, no D&P witness could recall a situation where D&P had ever issued an “insolvency opinion” outside the context of litigation.  Pfeiffer Tr. 30:22-31:13; Turf Tr. 29:1-30:7; Wisler Tr. at 62:15-63:13.  Likewise, neither of the valuation professionals at VRC and Murray Devine who testified in this case had ever issued or even seen an “insolvency opinion.”  Rucker Tr. at 173:4-8; Kenny Tr. at 33:1-14.

4.                                      Apollo and Hexion Spring D&P’s “Insolvency Opinion” and This Lawsuit on Huntsman Without Warning.

On June 18, the plan that Apollo and Hexion had put into place more than a month earlier culminated in three key events.  First, Hexion’s Board of Directors met and received the formal written D&P insolvency opinion.  Second, Hexion issued a press release attaching the D&P insolvency opinion and claiming that the Merger could not be consummated because (a) the combined company would be insolvent and the banks, therefore, would not provide the financing contemplated under the Commitment Letter, and (b) Huntsman had suffered a “material adverse effect” as defined in the Merger Agreement.  App. Tab L: DX-2317.  Third, Apollo and Hexion filed their complaint in this action.

Apollo claims to have had “concerns” about the solvency of the Combined Entity beginning in May.  Kleinman Tr. at 165:17-167:19; Harris Tr. at 378:1-379:16; Zaken Tr. at 78:2-79:7.  But no one from Apollo or Hexion communicated those concerns to Huntsman or sought to engage Huntsman in any dialogue about addressing the concerns.  Rather than work with Huntsman or take the actions required under the Merger Agreement, Apollo and Hexion retained litigation counsel, hired D&P to issue an insolvency opinion, and prepared to file this lawsuit.  Indeed, the only notice Hexion ever gave Huntsman of its concerns about the adequacy and availability of financing is a single phone call after this lawsuit was filed, during which neither the litigation nor the press release was discussed.  Morrison Tr. at 234:10-235:20.

D.                                    The Publication of the D&P Report Was Designed To Frustrate Consummation of the Merger.

1.                                      The Banks That Provided the Commitment Letter Had Never Before Been Concerned with Solvency Until They Received a Copy of the D&P Insolvency Opinion.

Hexion’s June 18, 2008 press release announced that, based on the D&P opinion, it believed that the Combined Entity would be insolvent and that, as a result, it did not believe “the banks will provide the debt financing for the merger contemplated by the commitment letters.”  To ensure fulfillment of its prophecy, Hexion then delivered the D&P opinion to Deutsche Bank and Credit Suisse.

The D&P opinion came as a complete surprise to the banks.  Cunningham Tr. at 115:12-16, 119:2-11.  Even after seeing Huntsman’s first quarter financial results, Credit Suisse and Deutsche Bank did not believe that the combined company was insolvent.  Price Tr. at 96:6-14; Cunningham Tr. at 112:22-113:4; 119:2-11.  Even though Apollo had had several meetings with the banks in 2008, prior to June 18 Apollo had not advised the banks that the combined company would be insolvent.  Price Tr. at 270:18-22; Cunningham Tr. at 119:2-20.  The banks had not concluded that the combined company would be insolvent and were surprised to learn of D&P’s insolvency opinion.  Price Tr. at 271:3-10; Cunningham Tr. at 97:10-15, 119:2-11.  Prior to receiving the D&P opinion, the banks were fully prepared to fund their commitments.  Price Tr. at 275:15-20.

Of course, the banks changed their position upon receipt of D&P’s insolvency opinion.  Price Tr. at 276:3-7, 16-20.  Since learning of the insolvency position, Credit Suisse has sought to take advantage of D&P’s insolvency opinion by producing its own insolvency analysis, which is essentially a copy of D&P’s work.  Prior to June 18, Deutsche Bank was actively trying to syndicate the financing for the deal; now Deutsche Bank has ceased such efforts because D&P’s opinion was “not helpful.”  Cunningham Tr. at 118:1-13.

2.                                      The Insolvency Opinion Impaired Hexion’s Ability To Obtain a Fair Price for Its Divestitures.

The potential merger of Hexion and Huntsman raised antitrust concerns.  Pursuant to § 5.4 of the Merger Agreement, the parties agreed to send notification to antitrust regulators in the United States and European Union, to cooperate and keep each other reasonably informed about information requested by and provided to the regulators, and to use reasonable best efforts to ensure the prompt expiration of any applicable waiting periods or the receipt of antitrust approvals.  App. Tab A: JX-1, § 5.4.  Hexion also agreed to a “hell or high water” clause that required it to take any and all actions necessary to ensure that antitrust clearances were obtained.  App. Tab A: JX-1, § 5.4(b).(7)

In connection with the antitrust review process, Hexion was advised that it would have to divest certain of its assets to satisfy antitrust regulators.  To comply with this requirement, Hexion hired a third party, KeyBanc Capital Markets (“KeyBanc”), to identify potential buyers for the assets obtain bids from them to acquire the divested assets subject to completion of the merger.  KeyBanc began communicating with potential bidders in late April or early May 2008 and receiving initial indications of interest from bidders on May 21, 2008.  DX-2715 at MLB003405.  The initial indications of interest from eleven bidders ranged in value from $160 to $405 million.  App. Tab J: DX-2268.  Seven of these bidders were invited to attend management presentations and submit final bids in late June.  DX-2715, at MLB003407.

The expectation of receiving high bids to acquire these assets was quickly dashed.  On June 18, at the request of Apollo, KeyBanc sent a letter to all bidders informing them of the lawsuit.  App. Tab K: DX-2314.  While nominally stating that the filing of the lawsuit did not “end” Hexion’s obligations related to divesting a copy of Hexion’s press release, which stated

(7) Hexion has not moved promptly and is still awaiting antitrust clearance in the United States, but it may still obtain clearance before the merger is consummated.  Huntsman believes that the process has been deliberately delayed as a tactical maneuver to delay the closing obligations of Hexion.

that Hexion no longer believed the Combined Entity would be solvent and that D&P had issued an opinion to the same effect.  Id.; see also Schneir Tr. at 224:12-225:3; 225:11-19; 226:9-227:1.  After receiving this letter, four of the six remaining bidders dropped out of the process.  Several bidders cited the filing of the lawsuit as a factor in their decision not to go forward.  Only the two lowest bidders remained.  Schneir Tr. at 236:11-19; 237:16-24; 238:5-239:20; 272:10-273:13.  Not surprisingly, the final bids from these two bidders were substantially lower than the two highest initial indications of interest and Hexion accepted a bid that was approximately $250 million less than the highest initial bid, which it also provided within the range of possible bids to the FTC.  App. Tab J: DX-2268.

3.                                      Hexion’s Reported Attempt To Raise “Alternate Financing” Rather Than Supplemental Financing, Is a Charade.

Hexion is obligated to use its reasonable best efforts to consummate the Merger.  Merger Agr., § 5.13(a).  If there were a legitimate solvency problem, Hexion would be required to seek supplemental financing or equity to solve that problem.  See App. Tab A: JX-1, § 5.12(a), 5.13(a).  Moreover, Hexion is required to use “reasonable best efforts” to obtain alternate financing only if the financing contemplated by the Commitment Letter fails for some reason.  See id., § 5.12(c).  The Commitment Letter has not failed.  Both banks have stated that they will fund if the condition requiring a solvency certificate/opinion is satisfied.  Cunningham Tr. at 59:3-6; Price Tr. at 293:10-18.

Hexion has pleaded that it will continue to use its reasonable best efforts to close the transaction, but it has also pleaded that it does not believe that alternate financing will be available.  Hexion has gone through the motions of seeking alternate financing, which it knows would not be available on the same terms as those provided in the Commitment Letter, but Hexion has deliberately refused to consider additional or supplemental financing, if required, to close the merger.

Hexion hired Gleacher Partners on July 15, 2008 to assist in seeking financing, but Hexion has limited Gleacher (1) to soliciting only alternate financing, i.e., financing that would completely replace the existing financing, and (2) to soliciting such alternate financing on the same or better terms than those provided by the Commitment Letter.  Tepper Tr. at 24:23-25:23.  Gleacher has suggested that it might be possible to find “additional financing” (i.e., supplemental financing) to bridge any funding gap, but Apollo has instructed Gleacher that its mandate does not include looking into other ways to “complete the financing.”  Tepper Tr. at 54:22-55:8; see also App. Tab W: DX-2668, at GLCH 2333.

Gleacher’s representative testified that, before Apollo retained Gleacher, he advised Apollo that it would be impossible to obtain alternate financing under the same terms in the current market without changing the structure of the financing:

The advice at the time that I gave Apollo/Hexion was that it would be extremely difficult, and furthermore we would need to find a party who would be willing to do something uneconomic in order to make the financing package work in this market.  So straight up it would be impossible.

Tepper Tr. at 50:14-51:29 (emphasis added).  Despite this advice, Apollo limited Gleacher to obtaining financing on the same terms provided in the 2007 Commitment Letter, without changing the structure of the transaction.  And Hexion has paid Gleacher $1 million to undertake this impossible task regardless of whether Gleacher is successful.  Tepper Tr. at 28:4-10.

Apollo’s own involvement in the Gleacher process demonstrates that the process was a sham.  Gleacher is an independent investment bank, presumably with solid relationships at numerous institutions.  Yet Apollo vetted Gleacher’s suggested list of potential funders, reducing the list to institutions that already had a relationship with Apollo or Hexion.  After thus limiting Gleacher’s approved contact list to seven institutions – including Bank of America, Citigroup, JP Morgan Chase, Goldman Sachs, Morgan Stanley, and, oddly enough, Credit Suisse and Deutsche

Bank – Apollo provided Gleacher with a list of Apollo’s contacts at the banks, rather than allowing Gleacher to use its own contacts at those institutions.  Tepper Tr. at 65:8-14.  And, before Gleacher could even have its first conversation with those contacts, Apollo also called them first, providing them with Apollo’s own spin on the transaction.  Tepper Tr. at 60:18-24.  Not surprisingly, none of the banks pre-screened and contacted by Apollo was interested in providing alternate financing.  Tepper Tr. at 75:22-25.

4.                                      Hexion Has Rejected Supplemental Financing.

Despite the efforts of Apollo and Hexion to sabotage the deal, there are parties who are interested in helping finance the merger.  Huntsman, Hexion, and Apollo have all received unsolicited offers for additional financing from parties that are interested in seeing the merger close.  See Esplin Tr. at 346:38, 348:3-11; Kleinman Tr. at 242:14-243-6; Tepper Tr. at 63:21-64:10.  Several large equity and debtholders of Huntsman have come forward with offers to provide funds that would bridge any alleged funding gap – expressing an interest in providing up to $1 billion in additional funds.  Tepper Tr. at 112:22-113:3.  For example, Matlin Patterson, GLG Partners, and D.E. Shaw have all expressed an interest in supplying equity for the combined company, putting funds in escrow to meet cash flow shortfalls and other solutions to facilitating the deal in other ways.  Tepper Tr. at 85:21-86:10.  But Apollo has refused to let Gleacher negotiate with parties that might provide additional funding to ensure that the merger is completed.  According to the testimony of Gleacher’s representative, when Gleacher relayed to Apollo suggested options for closing the deal, Apollo instructed him that Gleacher’s mandate was “not to pursue a change in the merger agreement” but “to pursue alternate financing.”  Tepper Tr. at 88:23-89:10; App. Tab W: DX-2668, at GLCH 2333.

Hexion has also rejected – and ordered Gleacher to reject – offers from third parties to provide supplemental financing.  On August 28, 2008, several large, independent shareholders of

Huntsman delivered a letter to Hexion and Apollo indicating their willingness with other shareholders to commit to purchase at least $500 million of Contingent Value Rights (“CVRs”) to be issued by Hexion upon consummation of the merger.  See DX-2385.  The terms of the CVRs would enhance Apollo’s value in the post-merger Hexion, supplement post-merger liquidity, and effectively reduce Hexion’s “day one” funding obligation by approximately $500 million.  Hexion rejected the offer in about two hours, issuing a press release stating that the “proposal is for incremental, not alternative debt financing, as specified under the merger agreement.”  As Hexion explained in a manner that belies the conditional relief sought in this action:  “We are not seeking to renegotiate this transaction.  We are seeking to terminate it.”  See App. Tab N: DX-2384 (emphasis added).

Rather than pursuing constructive alternatives to help close the merger as Hexion is contractually obligated to do, Apollo and Hexion have created this façade of seeking alternative financing that was designed to fail.

ARGUMENT

I.                                         HEXION’S FAILURE TO CONSUMMATE THE FINANCING AND MERGER ON THE GROUNDS OF “INSOLVENCY” WOULD CONSTITUTE A BREACH OF HEXION’S COVENANTS UNDER THE MERGER AGREEMENT.

Hexion’s “insolvency” argument bears little relationship to the actual terms of the Merger Agreement.  For several months, Plaintiffs have been trying to show insolvency, apparently in hopes that no one will notice the insolvency “out” they are trying to substantiate does not even exist in the Merger Agreement.  On its face, the Merger Agreement provides virtually no basis for Hexion to get out of the merger (aside from an extraordinarily tight MAE clause).  The context in which the Merger Agreement was negotiated shows why this is so.  Huntsman had a great deal of leverage in the contract negotiations because it already had in hand a signed, tight deal with Basell.  Based on Huntsman’s own experience with Apollo and knowledge of Apollo’s reputation, Huntsman was extremely concerned to ensure that any contract with Apollo provided a certainty of closing.  Huntsman demanded, and Hexion agreed to, unprecedented and restrictive terms in the Merger Agreement, reducing to a vanishing point any optionality for Hexion in the deal.

In the Merger Agreement, there is no financing “out” for Hexion.  On the contrary, Hexion represented and warranted to Huntsman that it had sufficient financing for the transaction.  App. Tab A: JX-1, § 3.2(e).  The Merger Agreement requires Hexion to use reasonable best efforts to do, or cause to be done, all things advisable, necessary, and proper to consummate the Commitment Letter financing and the Merger.  Id., §§ 5.12(a), 5.13(a).  If there is any problem with financing, the Merger Agreement does not provide Hexion with an excuse to get out of the Merger.  Instead, it triggers Hexion’s obligation to try harder to obtain financing, or face nearly unlimited liability for a knowing and intentional breach under section 7.2(b) of the Merger Agreement.

Nor does the Merger Agreement provide Hexion with an “insolvency” out or anything remotely resembling one.  The only two provisions in the Merger Agreement relating to solvency are expressly for the benefit of Huntsman and are waivable by Huntsman.  First, in Section 3.2(k) Hexion represented and warranted to Huntsman that the Surviving Corporation (which, under the Commitment Letter, would guarantee approximately $16 billion of the Combined Entity’s debt) would be solvent at Closing under each of three solvency tests.  Second, pursuant to Section 5.13(f), Hexion is required to provide to Huntsman a third-party solvency opinion prior to Closing.  Hexion is bound by these contractual representations and undertakings and thus cannot be heard to argue to the contrary in this litigation.  See Vitalink Pharm. Servs. v. GranCare, Inc., 1997 Del. Ch. LEXIS 116, *32 (Del. Ch. Aug. 7, 1997) (because of contractual agreement that a breach would result in substantial and irreparable harm to the plaintiff, defendant could not assert a contrary position in litigation); SLC Beverages, Inc. v. Burnup & Sims, Inc., 1987 Del. Ch. LEXIS 472, at *6 (Del. Ch. Aug. 20, 1987) (same).

If there are any potential problems or issues with solvency, the Merger Agreement requires Hexion to exercise its reasonable best efforts to fix them.  Under the Merger Agreement, Hexion is required to exercise its reasonable best efforts to fix any potential problems or issues with solvency.  Hexion is obligated to (i) use its best efforts to take all actions and do all things “necessary, proper or advisable to” arrange and consummate the merger and the financing, (ii) not take any action to impair its own ability to satisfy this obligation or Huntsman’s ability to do so, (iii) keep Huntsman informed with respect to all “material activity” regarding financing and any efforts regarding the requirement to deliver a solvency opinion or appropriate certificate, and (iv) notify Huntsman within two business days if Hexion “no longer believes in good faith that it will be able to” deliver a solvency certificate or obtain a solvency opinion.

Hexion attempts to manufacture a solvency issue between it and Huntsman by referring to the Commitment Letter, to which Huntsman is not even a party.  Contrary to Hexion’s assertion, the non-occurrence of a condition to the banks’ obligation to fund under the Commitment Letter does not excuse Hexion’s performance under the Merger Agreement.  The risk that financing might not be available, or might not be available from a particular source, was a risk expressly allocated to Hexion in the Merger Agreement.

Moreover, even the Commitment Letter does not condition the banks’ obligation to fund based on the solvency per se of the Combined Entity.  To avoid the risk that Hexion might frustrate consummation of the merger by refusing to certify solvency, Huntsman required that the banks’ obligation to fund could also be satisfied by the delivery of a solvency certificate or opinion from (i) Huntsman’s CFO, or (ii) Hexion’s CFO, or (iii) a reputable valuation firm.  App. Tab B: JX-219, ¶ 6.  Notably, there is no requirement that all three, or even two of the three, concur in the solvency determination.  The parties and the banks have agreed that the Huntsman CFO or a reputable valuation firm can certify solvency.  Thus, this Court is not required to decide the question of solvency because the evidence presented at trial will overwhelmingly demonstrate that Hexion’s assertions of insolvency are a sham and that a solvency certificate or opinion can be delivered.

Because Hexion alleges that insolvency is a proper ground for avoiding its obligations under the Merger Agreement and seeks declaratory relief on this basis, Delaware law places the burden to prove insolvency on Hexion.  See Frontier Oil Corp. v. Holly Corp., No. Civ. A 20502, 2005 WL 1039027, at *34-35 (Del. Ch. Apr. 29, 2005) (holding that party seeking to avoid contractual obligations based on an alleged occurrence of an MAE had burden to prove MAE); In re IBP, Inc. Shareholders Litig., 789 A.2d 14, 53 (Del. Ch. 2001) (same); Energy Partners, Ltd. v. Stone Energy Corp., No. Civ. A. 2402-N, 2006 Del. Ch. LEXIS 182, at *21 n.55 (Del. Ch. Oct. 30, 2006) (“a plaintiff in a declaratory judgment action should always have the burden of going forward”); Rhone-Poulenc v. GAF Chems., No. Civ. A. 12,848, 1993 Del. Ch. LEXIS 59, at *6 (Del. Ch. Apr. 6, 1993) (“The usual rule is that the burden of persuasion in a civil action rests upon him who makes the allegations.”).  Plaintiffs cannot meet their burden.

A.                                    Hexion Is Not Excused from Its Contractual Obligations Based on D&P’s “Insolvency Opinion” Because Hexion Has Not Used Its Reasonable Best Efforts To Satisfy the Conditions of the Commitment Letter and Has Failed To Keep Huntsman Apprised of Material Events.

Under the Merger Agreement, financing is not a condition to Hexion’s obligation to consummate the merger.  Nevertheless, Hexion represented that Apollo had received the Commitment Letter, that the Commitment Letter was “in full force and effect,” and that the proceeds contemplated by the Commitment Letter were sufficient to pay the amounts due at closing:

The aggregate proceeds contemplated to be provided by the Commitment Letters will be sufficient for Merger Sub [Hexion’s subsidiary created to consummate the merger] and the Surviving Corporation to pay the aggregate Merger Consideration . . . , the Aggregate Option Consideration, any repayment or refinancing of debt contemplated in the Commitment Letter and fees and expenses of [Hexion], Merger Sub and their respective Representatives incurred in connection with the Transactions (collectively, the “Required Amounts”).

App. Tab A: JX-1, § 3.2(e) (emphasis added).  To cement the concept that financing was Hexion’s sole risk and obligation, the Merger Agreement does not allow Hexion to terminate for failure to obtain financing.

1.                                      The Merger Agreement Imposes Stringent Obligations on Hexion To Consummate the Merger.

Hexion covenanted in the Merger Agreement to use “reasonable best efforts” to take all actions and do “all things “necessary, proper, or advisable” to consummate the financing contemplated by the Commitment Letter (known as the “Financing” under the Merger Agreement) and to consummate the Merger Agreement.  Section 5.12(a) imposes this requirement on Hexion with respect to consummating financing and satisfying the terms, covenants, and conditions in the Commitment Letter.

[Hexion] shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing . . . , including . . . using reasonable best efforts to . . . satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter.

App. Tab A: JX-1, § 5.12(a).

Section 5.13(a) imposes this obligation on Hexion to consummate and make effective both the financing and the merger.

Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Article V, .. . . each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective . . . the Merger and the Financing.

App. Tab A: JX-1, § 5.13(a) (emphasis added).  Consistent with these obligations, Hexion also promised not to do anything “that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter.”  Id., § 5.12(b) (emphasis added).

Hexion’s obligation of “best efforts” requires “more than good faith . . . and requires that Hexion pursue all reasonable methods,” Kroboth v. Brent, 625 N.Y.S. 2d 748, 749 (N.Y. App. Div. 1995), and “as its essence,” requires that the obligor exercise diligence.  2 E. Allen Farnsworth, Contracts § 7.17c, at 405 (3d ed. 2004).  Moreover, where the obligation is of best efforts towards a common goal – as is true here – “it is not open to the promissor to take account solely of its own interest to the exclusion of that of the promisee.”  2 Farnsworth, § 7.17c, Contracts at 406; Bloor v. Falstaff Brewing Corp., 601 F.2d 609, 614-15 (2d Cir. 1979) (finding that defendant’s failure to give “fair consideration” to the interests of its counterparty violated its duty to use best efforts).  Thinking only of its own interest, to the exclusion of Huntsman’s, is precisely what Hexion did.  See Morrison Tr. 234-238 (testifying that Hexion acted only in the interests of its shareholders).

A “best efforts” obligation precludes the obligor from taking actions that are antagonistic to the contractually agreed-upon goal.  See Pegasystems, Inc. v. Carrekar Corp., No. Civ. A. 19043-NC, 2001 WL 1192208, at *9 (Del. Ch. Oct. 1, 2001) (holding that where defendant had an obligation to use “best efforts” to market certain products jointly developed with plaintiff, it would be a breach of that obligation to market competing products).  But that is precisely what Apollo and Hexion did when they sought to sabotage Hexion’s ability to obtain the financing to which it is entitled under the Commitment Letter.

Hexion further promised to (i) keep Huntsman “informed with respect to all material activity concerning the Financing contemplated by the Commitment Letter,” and (ii) “notify [Huntsman] promptly, and in any event within two Business Days, if at any time .. . . for any reason [Hexion] no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter.” App. Tab A: JX-1, § 5.12(b).  Hexion did not inform Huntsman of material events or any change in Hexion’s reasonable beliefs until this lawsuit was filed.

The Commitment Letter, to which Huntsman is not a party, contains few conditions.  Among them is the condition that either Huntsman’s or Hexion’s CFO deliver a solvency certificate or that a “reputable valuation firm” deliver an opinion with respect to solvency.  App. Tab B: JX-219, ¶ 6.  The Commitment Letter further provides that such solvency opinion or certificate shall be in the form that is “customary and appropriate for recent financings of this type” that the banks had engaged in with portfolio companies controlled by Apollo.  Id.

Putting this condition together with Hexion’s obligations under the Merger Agreement, it is clear that Hexion is required to:

i.                use its best efforts to do and cause to be done “all things necessary, proper or advisable to” deliver a solvency certificate to the banks,

ii.             not take any action to impair its or Huntsman’s ability to delivery a solvency certificate to the banks,

iii.          keep Huntsman informed with respect to all “material activity” regarding the Commitment Letter and any efforts regarding the requirement to deliver a solvency certificate, and

iv.         notify Huntsman within two business days if it “no longer believes in good faith that it will be able to” deliver a solvency certificate.

As set forth below, Hexion has not come close to satisfying these obligations.

2.                                      Hexion Has Blatantly Breached These Obligations.

a.                                       The Procurement of an “Insolvency Opinion” Constitutes a Breach.

Apollo and Hexion’s retention of D&P in May 2008 and procurement of an “insolvency opinion” cannot be squared with the obligations of sections 5.12(a), 5.12(b), and 5.13(a) of the Merger Agreement that require Hexion to use its “reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable” to consummate the Financing and the Merger.

There is no question that the conduct of Apollo and Hexion violated Hexion’s “best efforts” obligations.  Rather than discussing with its merger partner the solvency concerns that it professes it had in early May 2008, Hexion, with the assistance of Apollo and its counsel, enlisted a D&P “dispute resolution team” to work on a privileged basis to begin work on an “insolvency opinion.”  After this team was retained, Wachtell and Apollo fed the D&P dispute resolution team models and information that showed a funding deficit at closing and further showed that the Combined Entity would run out of cash.

For example, the financial projections Apollo sent to D&P on May 23, 2008 reflected a Combined Entity EBITDA that (1) was on average $393 million less per year (representing an average reduction of approximately 17.4% of the projections used in early March 2008 for the inter-fund sale), (2) kept capital expenditures at the same level as originally projected, and (3) increased fees due at closing from $650 million to $800 million.  DX-2258 (May 23 models); DX-2257 (model sent to VRC and Murray Devine for fairness opinions).

To make matters worse, Wachtell and Apollo and Hexion precluded D&P from communicating with anyone from Huntsman.  As Allen Pfeiffer of D&P testified, “it was determined that us having access to Huntsman might compromise the – the objectives that were set forth by the board of Hexion, and whatever opportunities they might have to act on whatever objectives they had going forward.”  Pfeiffer Tr. at 109:23-110:3.  Precluding D&P from talking with Huntsman guaranteed that no one would challenge Apollo’s projections.  Had D&P talked to Huntsman’s management and the management of each of Huntsman’s divisions, it would have discovered that Apollo’s specially crafted projections were not consonant with the reality of Huntsman’s operations.

The tailored information provided to D&P led to the desired result – the dispute resolution team concluded that the Combined Entity would not pass the tests for solvency.  At that point in D&P’s engagement, Hexion hired a D&P “opinion team” led by Philip Wisler to deliver a formal opinion to the Hexion board that the Combined Entity would be insolvent.  Because it was always contemplated that this engagement would be flipped to Philip Wisler and an “opinion team,” the decision was made that the Mr. Wisler should not participate on the “litigation team” because D&P and Wachtell did not want him to be “tainted or impacted by [the litigation team’s] broader consulting advice.”(8)  Pfeiffer Tr. at 80:5-81;10.  Mr. Wisler now claims that his opinion team performed a completely independent evaluation, but the facts undermine that claim.  The litigation team, also called the “dispute resolution team,” informed Mr. Wisler of its belief that the combined company was insolvent, Wisler Tr. at 158:7-158:19, and the D&P employee responsible for modeling, Andrew Sharpee, worked on both the “dispute resolution team” and the “opinion team.”  Wisler Tr. at 204:20-206:2.

To bring about the failure of the solvency condition to its Commitment Letter, Hexion then publicly announced its conclusion that the Combined Entity would be insolvent.  Prior to this date, Credit Suisse testified that it was not concerned about the solvency issue and was prepared to fund its commitment.  Price Tr. at 275:9-20.  However, Apollo’s and Hexion’s decision to issue the June 18, 2008 press release impaired the banks’ ability to proceed with the

(8) While Wisler denied any knowledge of this arrangement at his deposition, stating that he “didn’t know what Allen [Pfeiffer] was thinking,”  Wisler Tr. at 204:14-19.  Wisler’s veracity on this subject is impeached by his own contemporaneous emails in which he stated his ability to participate in the engagement had been “limited” due to the potential litigation.  DX-2783, at DUFF017901.

financing.  See Cunningham Tr. at 117:18-25 (acknowledging that the release of and D&P’s analysis complicated the banks’ job).

These actions by Apollo and Hexion – in addition to being irreconcilable with Hexion’s obligation to use “reasonable best efforts” to consummate Financing (and thus a breach of sections 5.12(a) and 5.13) – fly in the face of the Merger Agreement’s prohibition against Hexion taking any action that “could reasonably be expected to materially impair, delay or prevent consummation of the Financing . . .”  App. Tab A: JX-1, § 5.12(b).  Indeed, Apollo’s and Hexion’s actions were designed to do precisely what the Merger Agreement prohibits – i.e., impair the consummation of the financing.  As D&P’s notes demonstrate, Apollo and Hexion were scrambling to find a way to “get out” of the Merger Agreement.  DX-2256, at DUFF024355.

3.                                      Hexion’s Failure To Keep Huntsman Informed Concerning the Status of Financing and Give Notice to Huntsman Regarding Its Concerns About Financing Constitute a Breach.

The Merger Agreement also requires that Hexion “keep [Huntsman] informed with respect to all material activity concerning the status of the Financing” and that Hexion provide notice, within two business days, if “for any reason [Hexion] no longer believes in good faith that it will be able to obtain all or any portion of the Financing.”  See App. Tab A: JX-1, § 5.12(b).

Discovery in this case has shown that Hexion has repeatedly breached this obligation.  For example, although Hexion represented and warranted in the Merger Agreement that the financing would be sufficient to consummate the merger, in fact Deutsche Bank had told Apollo that, once Apollo increased its bid for Huntsman, Apollo would need to fund $170 million of the purchase price with equity.  Cunningham Tr. at 32:11-32:19; DX-2389, at DB_HC00001110.

Neither Apollo nor Hexion ever advised Huntsman of the banks’ requirement that Hexion would have to put equity into the transaction.

Similarly, the banks advised Apollo at the outset that, due to changes in credit markets, the financing was not marketable on its existing terms.  The banks sought, and Apollo agreed, to provide some flexibility in the terms of the financing to enable the banks to market the debt.  Price Tr. at 113:18-116:6; DX-2120; DX-2121.  Neither Apollo nor Hexion advised Huntsman of this side arrangement.

In addition, the banks had a “business understanding” with Apollo – not set forth in the Commitment Letter – that the banks they would have the benefit of any assets sales after the execution of the merger agreement, including Huntsman’s pending sale of its polymers business to Koch.  This meant that Hexion would not be entitled to draw down the full amount of the financing set forth in the Commitment Letter.  Price Tr. at 140:23-154:19; DX-2119.  Again, no one advised Huntsman of this “business understanding.”

Likewise, neither Apollo nor Hexion informed Huntsman in early May of their alleged “concerns” that the Combined Entity would be insolvent or that they had prepared models showing a funding deficit at closing.  Obviously, Apollo and Hexion did not tell Huntsman in mid-May that they had decided to “get out” of the transaction or that they had retained D&P’s dispute resolution team to develop an insolvency opinion to support that strategy.  Nor did they tell Huntsman, in late May, that D&P’s litigation team had advised Apollo and Hexion of the team’s conclusion that it could support the notion that the combined company would be insolvent post-closing.

Despite all of these material developments regarding the status of the Financing, neither Apollo nor Hexion raised any of these issues with Huntsman until June 18, 2008.  They argue that giving notice on June 18 satisfies the notice requirements of sections 5.12(b) and 5.12(d) of the Merger Agreement.  See Compl., ¶¶ 98-99.  But if those notice provisions were construed to permit a party (Hexion) to delay notifying its counter-party (Huntsman) of perceived problems until the very day that the party files suit to terminate the merger – especially where, as here, the party relies on the same problems as the basis for avoiding its contractual obligations, that would render them meaningless.  The point of the notice requirements is to give the parties the opportunity to try to cure any alleged financing concern, which could have been done had Hexion acted in good faith.  Indeed, in early May Apollo identified $1.099 billion in “Potential Opportunities” for permanent and temporary savings to address any funding deficit.  App. Tab P: DX-2495, at APL05500099.

B.                                    Hexion Has Breached Its Obligation To Seek Supplemental Financing.

If, as Hexion contends, the financing available under the Commitment Letter is insufficient to consummate the merger, then Hexion is obligated to seek additional financing under the Merger Agreement.  That obligation is clear from the interplay of Sections 5.12(a), 5.12(b), and 5.13(a) of the Merger Agreement.

Under § 5.12(c), Hexion contends that if the Commitment Letter financing is unavailable, then its sole obligation is to use its “reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions.”  App. Tab A: JX-1, § 5.12(c).  Of course, as noted above, any such obligation has not yet been triggered because the Commitment Letter has not become unavailable.  The Commitment Letter has not been terminated by either bank, and that letter remains in full force and effect because the Merger Agreement has not been terminated.

Because the Commitment Letters remain available, Section 5.12(c) is not applicable and Hexion’s contractual obligations are governed by Sections 5.12(a) and 5.12(b).  Section 5.12(a) is an affirmative covenant:

[Hexion] shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter…

Additionally, Section 5.13(a) provides generally that Hexion is required to do or cause to be done all things necessary, proper or advisable to consummate the financing and the merger.

While proclaiming that the financing represented by the Commitment Letter is insufficient to close the transaction, Apollo and Hexion have improperly limited their efforts to address that alleged situation solely to seeking “Alternate Financing.”  When Apollo retained Gleacher to look for “Alternate Financing,” it limited Gleacher’s efforts to nothing short of full-replacement financing on the same terms and conditions as the Commitment Letter financing.  Tepper Tr. at 24:23-25:23.  Gleacher informed Apollo that it believed this would be “impossible.” Id. at 50:14-51:2.  Yet Apollo has refused to let Gleacher look for sources of financing that could supplement the existing Commitment Letter financing.  Although several of Huntsman’s stakeholders have made various offers to provide supplemental financing to Hexion post-merger, this was not Gleacher’s mandate and Gleacher did not pursue it.  Id. at 88:23-89:10.  Even when several shareholders of Huntsman offered to invest up to $500 million in the Combined Entity through “contingent value rights,” or CVRs, which essentially defer a portion of these shareholders’ consideration until after Apollo has achieved a certain hurdle rate of return, Hexion rejected this within about two hours.

Hexion’s outright refusal to consider supplemental financing constitutes a breach of §§ 5.12(a) and 5.13(a), which requires Hexion to use reasonable best efforts to consummate the Commitment Letter financing and to consummate the Merger.

C.                                    If Hexion Used Its Reasonable Best Efforts and Complied with Its Other Contractual Obligations, It Could Obtain a Solvency Opinion or Deliver the Requisite CFO Certificate.

Hexion is likely to argue that, whether it complied with its contractual obligations or not, the conditions of the Commitment Letter regarding a solvency certificate or opinion cannot be satisfied because D&P concluded that the Combined Entity failed all three tests of solvency, i.e., (i) the balance sheet test because the Combined Entity’s assets would exceed its liabilities, (ii) the cash flow test because it would run out money and could not pay its debts as they became due, and (iii) the capital adequacy test because it would have insufficient capital with which to operate.

Hexion’s argument is not supported by experience, law, or the evidence.  As Delaware courts are well aware, it is not uncommon for valuation professionals to reach different results using the same information.  Solvency is a subjective, fluid analysis based on several assumptions about which experts can disagree.  In re Iridium Operating, LLC, 373 B.R. 283, 344 (Bankr. S.D.N.Y. 2007) (“No rigid approach should be taken regarding the fair valuation of a company within the context of solvency analysis, but rather courts should consider the totality of the circumstances” and “although not dispositive, expert appraisals and valuations should be considered”).

In early May 2008, Apollo put together models concerning the Combined Entity and looked at a variety of options to improve the Combined Entity’s liquidity.  App. Tab P: DX-2495.  Those models do not show an insolvent entity as reflected in the D&P materials.  Those Apollo models and accompanying information reflect that, under the then-worst case scenario, the Combined Entity might possibly have liquidity issues around 2010.  However, those models also show internal actions such as delaying capital expenditures could create over a billion dollars in additional liquidity that would solve any problem.  App. Tab P: DX-2495, at

APL05500099.  Rather than calling its merger partner to discuss these concerns and what could be done to address them, Apollo met with its counsel on May 12, 2008, and on May 15, 2008 retained D&P.  After retaining D&P, Apollo made sure that D&P could reach no conclusion other than insolvency.  Apollo provided D&P with inaccurate financial information, including artificially-depressed cash flow projections that were below even the projections Apollo had used to discuss the issue with its counsel in early May 2008. App. Tab P: DX-2495, at APL05500029.  Not surprisingly, D&P erroneously concluded, in stark contrast to Apollo’s February and March 2008 valuations, that the Combined Entity was insolvent.

As a result, D&P’s “insolvency opinion” provides no evidence for the proposition that Apollo and Hexion cannot deliver a CFO certificate or a solvency opinion based on accurate information that would satisfy the terms of the Commitment Letter.  Indeed, as discussed below, had D&P considered accurate information, it would have reached a conclusion of solvency.

1.                                      Contrary to D&P’s Conclusion, There Would Be a Funding Surplus at Closing.

The sources and uses schedule relied upon by D&P is premised on exaggerated estimates of the anticipated uses of the funds that would be made available at closing.

a.                                       D&P Overstates Amount Needed To Purchase Equity and Refinance Debt.

D&P assumes that $6.640 billion will be required to purchase Huntsman stock.  App. Tab E: JX-598, at DUFF019269.  But D&P miscalculates the number of shares of outstanding common and preferred stock.  The evidence will show that the accurate cost of Huntsman’s equity is $6.613 billion – $37 million less than the cost of equity assumed by D&P.  Resnick Rebuttal Report at 17.  And the $6.613 billion number would drop $500 million if the CVR proposal were accepted.

D&P also assumes that refinancing Huntsman debt will require $4.350 billion.  App. Tab E: JX-598, at DUFF019269.  But D&P miscalculates the amount of debt to be refinanced.  The evidence will show the accurate amount of Huntsman debt that must be refinanced is $4.127 billion – $223 million less than the amount of refinancing assumed by D&P.  Resnick Rebuttal Report at 17.

The calculations are fairly simple, and it is unclear how Apollo got these amounts wrong as they are fairly simple calculations.  Whatever the reason, D&P used the wrong assumptions for the cost to purchase equity and the amount of debt to be refinanced.

b.                                       D&P Overstates Upfront Pension Funding Obligations.

The pensions analysis relating to this merger transaction takes place on two fronts:  the United States and the United Kingdom.  The merger has potential implications for both entities’ U.S. pension plans which are monitored by the Pension Benefits Guarantee Corporation (the “PBGC”).  After entering into the Merger Agreement, both Huntsman and Hexion corresponded with the PBGC to discuss the impact of the merger on their U.S. plans.  The merger also has potential implications for Huntsman’s four pension schemes in the U.K.(9)  At the same time that discussions were ongoing with the PBGC, Huntsman and Hexion were contemplating potential discussions with the trustees of Huntsman’s U.K. pension schemes.

In its internal analysis on May 9, 2008, Apollo estimated that U.S. and U.K. pension obligations would be $30 million at closing.  App. Tab P: DX-2495, at APL05500029, APL05500044, APL05500059.  When it decided to abort the Merger, Apollo sought and obtained dramatically higher estimates for pension funding at closing.

(9) In the United Kingdom, pension plans are referred to as Schemes.  Each scheme has trustees who are charged with a fiduciary obligation to monitor the scheme and protect the covenant between the scheme sponsor and the pensioners.  Where a transaction draws potential implications for the covenant, it is common to engage the trustees in discussions about what effect, if any, the transaction will ultimately have on the scheme covenant and, if there is an effect, negotiate with the trustees for additional security to reinforce the covenant.  Both sides concede that the Transaction would require discussions and, potentially, negotiations with the Trustees.

i.                                         Hexion Ignored the Advice of Its Regular Consultant.

In September of 2007, Hexion retained PriceWaterhouseCoopers (“PwC”) to assist with due diligence and, later, to assess any U.K. pension-funding obligations that might flow from the Transaction.  PwC assembled a work-force experienced in analyzing the effects of leveraged buyouts on U.K. pension schemes and began conducting their research and analysis. Rimmer Tr. at 11:14-14:18; 22:21-24:12.

As closing approached, Hexion and Apollo made several inquiries of PwC.  First, Apollo asked whether the Transaction would have any effect on the U.K. scheme covenants.  Rimmer Tr. at 11:14–14:18; DX-2112, DX-2113, DX-2195.  PwC concluded, after considerable analysis, that the transaction would have a negligible effect on the U.K. covenants.  Rimmer Tr. at 64:24-65:13; 68:15-72:17; DX-2285.  In April 2008, Apollo asked for an amount, if any, that Hexion and Apollo should budget for day-one funding.  PwC responded that Apollo should set aside $45 million, but could probably negotiate for lower, and potentially no, day-one funding.(10)  DX-2226; Rimmer Tr. at 84:10-90:9.  PwC never revised this assessment.  Rimmer Tr. at 124:16-125:6.  Apollo’s David Sambur specifically recorded PwC’s analysis in his notes, “1/2 = $45mm (worst case) – not necessarily at closing date.”  Sambur Tr. at 249:24-250:2; DX-2300.  That was not the answer Apollo wanted, so it sought advice elsewhere.

On June 4, 2008, Wachtell’s Elaine Golin contacted Richard Jones at Punter Southall for another opinion on the amount of day-one funding required for future U.K. schemes.  Jones Tr. at 99:9-99:17.  Within days of that first contact, Golin apprised Jones of Apollo’s intent to file suit against Huntsman claiming that the Combined Entity would be insolvent.  Jones Tr. at 104:9-108:11.  Golin also forwarded Jones a financial model created by Apollo that

(10) This analysis assumed that the Trustees would believe that the merger transaction had a detrimental effect on the scheme covenant and, according to PwC, could likely be negotiated to a lower amount with the potential for no day-one funding.  Rimmer Tr. 124:24-125:10.

demonstrated the combined company would be insolvent upon closing.  Jones Tr. at 107:23-108:11.  Golin asked Jones to assume that the Apollo model painted an accurate picture of the Combined Entity’s financial state.  Id. at 163:16-22

After less than a week of analysis and without obtaining any information from Hexion, Huntsman, or the U.K. Trustees, Jones reached the improbable conclusion that the U.K. Trustees would require $195 million of day-one funding, $150 million more than PwC’s worst-case scenario.(11)  Apollo then forwarded Jones’ numbers to D&P for use in its insolvency analysis.(12)

ii.                                     Apollo and Hexion Retain a New Consultant To State that the PBGC Would Take a Stance Contrary to Every Then-Current Indication from the PBGC.

Almost immediately after the Merger Agreement was made public, the PBGC contacted Huntsman to collect information on the Transaction and analyze any potential repercussions on Huntsman’s U.S. pension plans.  Cordingly Tr. at 73.  In follow-up discussions with Mark Cordingly, Huntsman’s Director of Global Benefits, the PBGC voiced interest in obtaining potential additional security for Huntsman’s and Hexion’s U.S. pension plans.  Cordingly Tr. at 102:13-103:5.  Through conversations and correspondence, the PBGC identified several potential alternatives that might be satisfactory.  Primarily the PBGC suggested that Huntsman waive an approximate $60 million credit balance that Huntsman had accrued by funding its U.S. pension plans in excess of minimum requirements.  Cordingly informed the PBGC representative that any waiver of the credit balance would be an issue for the Combined Entity.  Cordingly Tr. at 103:5-11.

In late May, after Apollo decided to get out of the transaction, Apollo’s Sambur and Wachtell’s Golin contacted Laura Rosenberg at Fiduciary Counselors to ask for advice about

(11) Jones’s findings are all the more unlikely given his own admission that the U.K. Trustees would likely hire one of the big four accounting firms as an outside advisor, one of which is PwC.  Jones Tr. at 165:5-15.

(12) Less than two months later, Jones’ day-one funding number had spiked by an additional $50 million.  See August 15, 2008 Expert Report of Richard Jones.

PBGC’s likely reaction to the Transaction.  Rosenberg understood that her engagement was for the purpose of litigation against Huntsman.  Rosenberg Tr. at 139:16-142:4; 221:1-222:13; see also DX-2675.  Like Jones, Rosenberg based her analysis on models supplied by Apollo which purported to show that the Combined Entity that would, upon closing, be in dire financial straits.  Rosenberg Tr. at 148:19-149:6; 195:24-196:4; 342:12-343:20.  Golin worked hand-in-glove with Rosenberg to draft and redraft Fiduciary Counselors’ letter to the Hexion Board of Directors.  Only analyses portraying the most dire results for day-one funding were included in the ultimate product.(13)

Interestingly, while Wachtell was helping Rosenberg draft a prediction of the PBGC’s likely response, the PBGC’s representative contacted George Knight, Hexion’s treasurer, to discuss again additional comfort that might address the effects of the Transaction.  Of the four alternatives that the PBGC representative suggested for Hexion’s consideration, one of the first was a waiver of Huntsman’s credit funding balances.  Importantly, none of the four alternatives contemplated day-one cash injections into the pension plans.  Rosenberg Tr. at 397:6-15.

Fiduciary Counselors acknowledges that, after a transaction closes, the PBGC is without power to act.  Rosenberg Tr. at 168:17-169:15.  Rosenberg also concedes that the PBGC believed that the transaction would close on July 4, 2008 and readily acknowledges that the PBGC, like other economic entities, negotiates in accordance with its belief in the strength of its position.  Rosenberg Tr. at 369:7-13.  Fiduciary Counselors’ letter to the Hexion Board even states that, to date (by that time a mere two weeks and two days prior to closing), the PBGC had not been aggressive about negotiating for concessions associated with the transaction.  Nevertheless, and in the face of all contrary communications the parties had with the PBGC,

(13) For example, when Fiduciary Counselors proposed the following language, it was excluded: “PBGC expressed similar concerns when Apollo acquired Hexion (then known as Borden Chemical) in 2004 and when Hexion acquired Rexnord in 2006.  There was no settlement in connection with either transaction and PBGC took no action to stop either transaction.”  DX-2694.

Fiduciary Counselors concluded that the PBGC would demand day-one funding of $195 million – the full amount of Hexion and Huntsman’s termination liability under their U.S. pension plans.

c.                                       Fees and Expenses Are Overstated.

D&P’s June 18 report originally assumed $800 million in fees and expenses, although this estimate has since been increased to $839 million.  JX-721.  D&P’s assumption overstate the fees and expenses due at closing, and D&P had no detail to support its estimate.  Indeed, the earliest-dated schedule of fees and expenses produced in discovery is one that is dated August 7, 2008.  Id.

Moreover, the August 7, 2008 schedule includes a variety of fees and expenses that are improper, including a $102 million advisory fee for Apollo.  The advisor’s fee is patently improper in light of Hexion’s obligations to use reasonable best efforts to do, and cause to be done, all things necessary, proper, and advisable to consummate the Merger and the Commitment Letter financing.  Apollo owns over 92% of Hexion, and stands to benefit monetarily from the merger transaction through that ownership.  Moreover, there is evidence that Apollo did not anticipate receiving more than $3 million in fees for 2008, and that it regularly waives its right to increase its fees.  Other fees on the schedule are overstated, including $278 million in “make-whole” payments as a result of the increased Treasury rate, $10 million of Huntsman legal and advisory fees that have already been paid, and $58 million of Hexion legal fees that appear to have been paid.

Once these errors are corrected, the funding deficit alleged by Apollo is eliminated, leaving a funding surplus of $124 million.  And that surplus excludes the potential impact of the $500 million CVR investment.  Because a surplus of approximately $624 million would reduce the amount needed for closing, such a surplus would greatly improve the Combined Entity’s liquidity.

Moreover, there is evidence that Apollo and Hexion came up with a variety of alternatives to reduce the funding gap, but elected to pursue none of them.  These alternatives included accessing trapped cash (up to $25 million), reducing capital expenditures ($20 - $40 million), deferring fee payments past closing ($50 - $150 million), and other options.

In short, like many of the other items furnished to D&P, the fees and expenses schedule was artificially skewed in favor of insolvency.

d.                                       D&P Undercuts Future Cost Synergies.

D&P, based on projections provided by Apollo, continues to argue for old assumptions and information to forecast future synergy savings despite substantial additional work that has advanced the analysis of potential synergies for a combined company.  Hexion’s investment thesis for the deal conservatively estimated $250 million in annual EBITDA cost synergies that could be obtained.  DX-2189, at BAIN-HEX001383.  But this $250 million figure represents only 1.7% of the assumed $15 billion in revenues for the two companies.  The parties, working with third-party Bain Consulting in a series of in-depth business integration meetings, targeted more than this $250 million amount.  Bain initially advised Hexion’s management that based on synergies achieved by other companies, the range of potential synergy savings here was $165 million to $618 million.  DX-2441 at BAIN-HEX001560.  In its March 4, 2008 investment memorandum, Apollo maintained its conservative estimate of $250 million in synergy savings but noted that “further cost savings [were] possible as Huntsman has not rationalized the corporate cost structure post divestment of commodity businesses.”  At a meeting in March 2008, Huntsman and Hexion personnel working to integrate the two companies were shown a PowerPoint slide that that set a target of $400 million for synergy savings.  DX-2189, at BAIN-HEX001462.  By May of 2008, Apollo was internally projecting estimated synergy savings of $350 million in EBITDA annually.  App. Tab P: DX-2495, at APL05500044.

Although Hexion stopped looking for potential synergies with the filing of this lawsuit, significant savings opportunities had already been identified and other savings opportunities remained open for development, including synergies from overlapping commercial operations and revenue growth.  Based on Huntsman’s extensive knowledge and experience in integrating and reducing costs of businesses, together with the integration work accomplished with support from Hexion and Bain, Huntsman prepared its own estimate that the Combined Entity could enjoy synergy savings of $270 million in EBITDA in 2009 and $423 million in EBITDA by 2013.  In prior acquisitions, Huntsman has achieved average synergy savings of 9.3% of revenues.  Hexion likewise has historically achieved synergy savings as a percentage of revenue that are nearly double those assumed when the company was formed.  Hexion and therefore D&P, have understated future cost synergies.

2.                                      The Cash Flow/EBITDA Projections Relied Upon by D&P Are Artificially Depressed and Inconsistent with Huntsman’s Projections, Which Are Reasonable and Must Be Considered.

All three tests for insolvency – the balance sheet test, the cash flow test, and the capital adequacy test – use cash flow/EBITDA projections as their basis.  The balance sheet test uses case flow/EBITDA projections to make a discounted cash flow analysis (“DCF”), while the cash flow and capital adequacy tests use cash flow/EBITDA projections to estimate how the entity would operate on a going-forward basis.(14)

The cash flow/EBITDA projections that Apollo provided to D&P in May 2008 cannot be reconciled with the much more favorable projections that Apollo shared with its advisors and

(14) D&P’s assumption concerning the Combined Entity’s weighted average cost of capital (“WACC”) is inconsistent with D&P’s own analysis.  A company’s WACC is based in part on the percentage of the company’s equity vs. the percentage of the company’s debt.  See In re Emerging Commc’ns Sh. Litig., No. Civ. A. 10415, 2004 WL 1035745, at *16 (Del. Ch. June 4, 2004) (unpublished).  WACC should reflect an entity’s actual or proposed capital structure.  Id.  While D&P and Apollo routinely mention the high degree of the Combined Entity’s leverage, D&P used a WACC that assumed that the Combined Entity had 75% equity and 25% debt.  This is an unrealistic and baseless conclusion that artificially increased D&P’s assumptions concerning the Combined Entity’s WACC to 9.5% (vs. Rothschild’s 8.5%) and artificially lowered D&P’s DCF valuation.

investors in late February and early March 2008.  The projections provided to D&P in late May show a Combined Entity that is on average 18.7% less profitable per year during the period 2008–2013, for an average reduction in EBITDA of $423 million per year.  Curiously, in the projections that Apollo provided to D&P in late May 2008, Huntsman’s EBITDA (which accounts for over 60% of the Combined Entity’s EBITDA) was reduced in comparison with the February/March 2008 projections by 19-26% per year, while Hexion’s EBITDA was reduced by an average of only 11.9% per year.  The projections provided by Apollo to D&P are unreliable because there is no explanation for the drastic reductions in those EBITDA projections from February/March to May.  Moreover, while the projections provided by Apollo to D&P reflect significantly reduced profitability, they assume the exact same level of capital expenditures assumed in Apollo and Hexion’s earlier models.  This is not credible.

Significantly, Apollo and Hexion prepared these projections without any input from the Huntsman managers who had been and would be running Huntsman’s business units on a going-forward basis. Huntsman has four business units: Polyurethanes, Performance Products, Pigments (or TiO2), and Materials and Effects (which consists of Advanced Materials and Textile Effects).  Apollo’s documents reflect that Apollo was “very impressed by Huntsman’s management team” and believed that Huntsman’s “divisional operating team . . . are best-in-class.”  App. Tab Q: DX-2662, at APL05028451.  Moreover, there is no evidence that anyone at Hexion or Apollo had experience running Huntsman’s business lines.  Despite this disparity in experience, Apollo and Hexion unilaterally, and without consultation with Huntsman, decided to furnish D&P with a very pessimistic forecast for Huntsman’s businesses.  See, e.g., Doft & Co. v. Travelocity.com Inc., No. Civ. A., 2004 WL 1152338, *5 (Del. Ch. May 20, 2004) (“Delaware law clearly prefers valuations based on contemporaneously prepared management projections because management ordinarily has first-hand knowledge of a company’s operations.”)

After obtaining some of the details underlying D&P’s “opinion,” Huntsman realized that the projections used by D&P used for the Huntsman businesses were substantially below Huntsman’s own expectations.  Therefore, in mid-July 2008, Huntsman began the process of developing a five-year forecast.  The evidence will show Huntsman that CFO Esplin asked each of the division presidents and controllers to produce forecasts showing how they believed their respective divisions would perform over the next five years.  The evidence will further show that each of the division’s management carefully considered the prospects of its business and developed five-year forecasts based on reasonable assumptions.

3.                                      The Combined Entity Has Sufficient Capital To Pass the Capital Adequacy Test.

Apollo and Hexion argues that, even if Huntsman’s projections are accepted, the Combined Entity would still not have enough capital to pass the adequacy of capital test.  But “the test for unreasonably small capital should include . . . all reasonably anticipated sources of operating funds, which may include new equity infusions, cash from operations, or cash from secured or unsecured loans over the relevant time period.”  Moody v. Security Pacific Business Credit, Inc., 971 F.2d 1056, 1072 n2.4 (3d Cir. 1992) (quoting Bruce A. Markell, Toward True and Plain Dealing:  A Theory of Fraudulent Transfers Involving Unreasonably Small Capital, 21 Ind. L. Rev. 469, 496 (1988)).

There can be no question that, if realistic EBIDTA projections are used and if even a portion of the shareholders’ recent offer to take CVRs instead of cash were accepted, not even Apollo and Hexion would dispute that the Combined Entity would pass this test.  For this reason alone, Hexion is obligated to accept the shareholders’ offer under its reasonable best efforts obligations.

Even if the CVR offer were not accepted, the Combined Entity would still pass the capital adequacy test using Huntsman’s EBITDA projections for its businesses.  In this case, the primary source of liquidity is, and was always expected to be, the $2 billion revolver that will be provided as part of the Commitment Letter.  The evidence produced at trial will show that under this scenario, and assuming no other material changes in D&P’s sources and uses schedule, the Combined Entity would have an available revolver draw of between $392 million and $696 million per quarter for the five quarters ended December 31, 2009.  Huntsman’s CFO Esplin is expected to testify that the amount available under the revolver under this scenario would be sufficient for him to run the Combined Entity and that he has run Huntsman on less.

Contrary to Apollo and Hexion’s assertions, the test is not limited to the revolver, but also to all other available potential capital, including cash from divestitures and other sources.  There are other sources from which the $15 billion Combined Entity could access capital.  One option would be to divest non-core assets.  As reflected in Apollo’s June 18, 2007 Investment Memorandum, one of the benefits of the Combined Entity was that “there are at least $3 billion of ‘low margin’ businesses that could be divested from the combined company . . .with minimal value leakage (only ~$150 million EBITDA).  Because the Commitment Letter would permit Hexion to reinvest these proceeds into its business, such sales could reduce its debt and improve its liquidity.  In addition, as reflected in Apollo’s internal documents, Huntsman has in excess of $200 million in trapped cash that it could count towards this test because it is trapped for tax purposes only and is used to pay liabilities in the tax jurisdictions in which it is trapped.  App. Tab P: DX-2495.  In early May, Apollo itself identified over $1 billion in Potential Opportunities to improve liquidity.

Likewise, D&P’s insolvency model contemplates that the Combined Entity would make no divestitures of assets, even though Hexion had identified two assets that could be divested, thereby potentially generating more than $100 million in capital and leading to a greatly reduced decline in EBITDA.  Knight Tr. at 221:20-222:4.  Nor does D&P’s insolvency model anticipate that steps that the Combined Entity could take to manage cash flow.  Prior to retaining D&P, Hexion retained a cash flow consultant who identified between $354 and $595 million in savings that could be achieved in Huntsman’s business.  DX-2445, at HXN00094377.

These are but three of numerous examples of the things this entity could consider to raise cash.  This issue, however, highlights Apollo and Hexion’s breaches under the Merger Agreement.  At the time that the parties entered into the Merger Agreement, Apollo and Hexion had prepared a “recession case” scenario that contemplated actions to be taken in the event that the Combined Entity encountered “down times.”  See DX-2035.  Apollo and Hexion managers even expressly discussed actions that could be taken, i.e., levers that could be pulled, if such “down times” materialized, including reducing capital expenditures and divesting assets.  See Knight Tr. at 126:25-130:19.

Despite these “potential opportunities” to increase the capital of the Combined Entity, D&P either dismisses those opportunities or ignores them.  See App. Tab P: DX-2495.

4.                                      D&P’S Conclusion Is Undermined By Apollo’s Prior Analysis Valuations of the Combined Entity.

Most significantly, D&P’s valuation and analysis are at odds with the analysis and modeling contained in Apollo’s June 18, 2007 Investment Memorandum and the materials Apollo sent in March 2008 to the Advisory Committees of Apollo Funds IV, V, and VI’s Advisory Committees in March 2008.

Apollo’s pre-deal investment memoranda and Josh Harris’s March 4, 2008 Memorandum to the Advisory Committees reflect a number of points that D&P simply failed to consider in D&P’s valuation of the Combined Entity – most notably that the Combined Entity would command an incremental “1-2 EBITDA multiple valuation premium in today’s public equity markets.”  App. Tab R: DX-2663, at APL05024127.  This and other investment related factors are directly relevant to determining the appropriate multiple for the comparable transaction/precedent transaction analysis, yet not a single one of these factors was considered in D&P’s valuation.

While D&P attempts to make the point that this is a highly levered transaction, that is something that Apollo knew from the start.  App. Tab Q: DX-2662, at APL05028411 (noting there is a “high level of leverage” but Apollo believes “we have appropriately structured the transaction to withstand most any potential cyclical downturn.”)

Further emphasizing this point, Apollo’s pre-deal investment memoranda reflected that, despite the high leverage, the Combined Entity would be solvent even if EBITDA were reduced by $500 million in 2008 and that shortfall were reduced but not fully recovered by 2011:

To test the robustness of the business and capital structure, we stressed the model under several downside scenarios by reducing annual cash flow by different amounts.  Given our financing package, this analysis gave us comfort that even in a prolonged and significant downturn, the Company would remain solvent and protect our invested capital.  In addition, we built a more thoughtful downside case . . . that looks at a deeper softening of the chemicals markets in 2008, rather than the 2011 trough that is forecast in our Apollo Base Case.  The net impact of this downside case is a greater than $500 million reduction in EBITDA in 2008 (vs. the Apollo Case), with that shortfall reduced, but not fully recovered, by the exit year [2011]. . . . The scenario envisioned by our downside case, reduces cumulative cash flow by over $1.0 billion by 2010 . . . yet still allows the Company to remain solvent and maintain ample liquidity through the trough period . . . .  The “covenant light” structure we have discussed with our banks . . . allows the Company to ride out a downside case, while protecting the solvency of the Company and the equity.

App. Tab G: DX-2039, at APOL05012675.  This admission is damning to Apollo’s and Hexion’s “insolvency arguments,” as the downturn anticipated in Apollo’s June 18, 2007 memorandum is greater than the downturn reflected in the projections given to D&P.  Apollo’s base case projections reflected 2008 EBITDA of $1.793 billion, while the projections given to D&P for its June 18, 2008 opinion reflected 2008 EBITDA of $1.513 billion (a difference of $280 million) and Apollo’s projections for this lawsuit reflect 2008 EBITDA of $1.454 billion (a difference of $339 million).  Comparing DX-2257, at DUFF026858 with DX-2539, at HXNDP001293, and DX-2365, at DUFF100690.

Finally, and perhaps most importantly, the valuation that Harris attached to his March 4, 2008 memorandum reflected that Apollo valued the Combined Entity at $15.685 billion, or more than $4 billion more than the value D&P used to establish “insolvency.”  App. Tab R: DX-2663, at APL05024114.  Harris and Apollo arrived at this valuation by relying on different projections and a smaller set of comparable companies than D&P used.  Not surprisingly, the additional comparables used by D&P only lowered the multiple.

II.                                   HUNTSMAN HAS NOT SUFFERED A MATERIAL ADVERSE EFFECT UNDER THE MERGER AGREEMENT.

The Merger Agreement defines a Company Material Adverse Effect (“MAE”) as:  “any occurrence, condition, change, event, or effect that is materially adverse to the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole . . . .” App. Tab A: JX-1, § 3.1(a)(ii).  Thus, an MAE must have a material impact on Huntsman’s business, including all of its subsidiaries, taken as a whole.  A significant change to a division, if any, of Huntsman is insufficient to constitute an MAE.

The MAE definition is further restricted by the additional limitations (referred to as “carve-outs”) that “in no event shall any of the following constitute a Company Material Adverse Effect:

(A) any occurrence, condition, change, event, or effect resulting from or relating to changes in general economic or financial market conditions, except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry;

(B) any occurrence, condition, change, event, or effect that affects the chemical industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry generally), except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry;

(D) any occurrence, condition, change, event, or effect resulting from or relating to the announcement or pendency of the Transactions . . . .;” and

(F) any occurrence, condition, change, event, or effect resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement. . . .”

App. Tab A: JX-1, § 3.1(a)(ii)(A), (B), (D) & (F) (emphasis added).

As the party seeking to avoid its obligations under the Merger Agreement based on the alleged occurrence of an MAE, Hexion and Apollo bear the burden of proof and persuasion.  See Frontier Oil Corp. v. Holly Corp., 2005 WL 1039027, at *34-35 (Del. Ch. Apr. 29, 2005); Hollinger Int’l, Inc. v. Black, 844 A.2d 1022, 1090 (Del. Ch. 2004); In re IBP, Inc. Shareholders Litig., 789 A.2d 14, 53 (Del. Ch. 2001).  Plaintiffs cannot meet this burden.

A.                                    Summary of the MAE Argument

Hexion’s and Apollo’s MAE claims are premised on the notion that the conditions adversely affecting Huntsman’s financial performance since the signing of the Merger Agreement have fundamentally altered the long-term earning capacity of the business.  That premise is spurious.  In connection with Apollo’s attempt to purchase Huntsman from November 2005 to February 2006, and further discussions in the Summer of 2006, it extensively reviewed all of Huntsman’s businesses(15) and fully understood the potential risks and rewards associated with those businesses. See DX-2007, at APL389485.  By 2007, when Apollo began pursuing Huntsman again, Apollo – based on its prior, thorough diligence of Huntsman – had little need to do more.  Indeed, based on Apollo’s extensive understanding of Huntsman’s businesses, it believed it could enter into this multi-billion dollar acquisition in less than two weeks. App. Tab F: DX-2026, at APL30365.  Apollo’s “ultimate goal” was “to create an industry leader in the

(15) Huntsman acquired its Textile Effects business subsequent to Apollo’s 2005 attempt to acquire Huntsman and Apollo’s accompanying 2005 due diligence.  But, Apollo noted, in regard to its due diligence in conjunction with its 2007 acquisition of Huntsman that Apollo understood Huntsman’s Textile Effects business well.  See infra at 70-71.

specialty chemicals space,” a “bellwether specialty chemical company.” Harris Tr. at 174:4-18; Kleinman Tr. at 80:12-81:1.

At the time the Merger Agreement was signed, Apollo recognized the core strengths of Huntsman’s Polyurethanes (“PU”), Performance Products (“PP”), and Advanced Materials (“AdMat”) businesses. See App. Tab Q: DX-2662, at APL5028413-14, (PU “is one of the best specialty chemical businesses we have evaluated;” Huntsman’s PP strategy “has really begun to pay off . . . driving growth and profitability;” the AdMat (epoxy) “business . . . is very attractive and will fit extremely well with Hexion.”).  Those same core strengths continue today.

It is undisputed that Huntsman’s three largest core business segments – PU, PP, and AdMat – representing 80% of Huntsman’s entire revenues (and about 89% of Huntsman’s EBITDA) have all performed as well or better than their respective competitors since the Merger Agreement was signed.  Plaintiffs’ MAE expert, Telly Zachariades, expressly acknowledges this:

•                  “Our analysis suggests that, since July 12, 2007, Huntsman’s Polyurethanes business has performed on par with its competitors.” Zachariades Report, August 1, 2008, Part 2 at 61.

•                  “Our analysis suggests that in the three quarters since July 12, 2007, Huntsman’s Performance Products business has outperformed its peers.” Id. at 69.

•                  “Our analysis suggests that since July 12, 2007, Huntsman’s Advanced Materials segment has performed in-line in terms of EBITDA and EBITDA margin versus industry peers.” Id. at 54.

So does Deutsche Bank, one of Apollo’s and Hexion’s bankers:

[T]he primary culprit of underperformance vs. Apollo’s plan is the Huntsman Pigments division (TiO2), which under the proposed alternative structure, would be sent to Holdco.  The rest of the company is performing close to Apollo’s budget and above last year’s performance.

App. Tab I: DX-2222 (quoting April 1, 2008 email from Deutsche Bank Director of Leveraged Finance Martin Arzac, DB7293 (emphasis added)). The core of Huntsman’s business today – as it was at the time that the Merger Agreement was signed – is strong and performing at levels at or above that of its competitors.  There has been no MAE.

Apollo and Hexion, however, by comparing Huntsman’s financial performance (EBITDA and EBITDA margins)(16) against four different groups of chemical companies, allegedly representative of the chemical industry generally, argue that Huntsman’s business has suffered an MAE since the signing of the Merger Agreement.  None of Plaintiffs’ arguments have merit.

First, Apollo and Hexion contend that an MAE has occurred because Huntsman’s actual financial performance and condition since signing the Merger Agreement has significantly under-performed the June 2007 five-year forecasts that Huntsman gave Apollo.  Apollo and Hexion also argue that an MAE exists because Huntsman, post-signing, has substantially revised downward its projections for the future.

These arguments are derivatives of the same basic contention:  Huntsman’s actual performance since signing has been materially worse than Apollo and Hexion (or Huntsman) anticipated; therefore an MAE has occurred.  However, Huntsman’s failure, after the execution of the Merger Agreement, to meet its future projections is irrelevant to the MAE analysis.  In Section 5.11(b)(i) of the Merger Agreement, Hexion expressly agreed to disclaim any reliance on any projections, forecasts, or other estimates of future revenues, cash flow, or financial condition of the company.  App. Tab A: JX-1.  See infra at 68.  Apollo and Hexion – by contending that an MAE arises from Huntsman’s failure to meet forecasted earnings – are attempting to write into the Merger Agreement a provision that is not there – i.e., a de facto warranty by Huntsman that its projections would prove to be accurate.

(16) Plaintiffs’ expert, Telly Zachariades, defines financial performance to mean profitability; EBITDA is a measure of profitability. Zachariades Tr. at 43:5-13.

Second, Apollo and Hexion contend that an MAE exists because Textile Effects (“TE”) and Pigments – Huntsman’s two smallest business segments, measured by revenue and EBITDA – have substantially under-performed compared to forecasted expectations, and therefore, have materially and adversely affected the financial performance of Huntsman’s entire business.  However, all the conditions that Apollo and Hexion now claim as “changes” are conditions that existed and were known to, and understood and evaluated by, Apollo prior to signing.  Hexion thus agreed to acquire Huntsman with full appreciation of the structural characteristics of TE and Pigments and the concomitant risks and inherent uncertainties associated with the impact of future economic conditions on the future performance of those businesses.  Indeed, from the very beginning, Apollo recognized that neither Pigments nor TE was “core” to Huntsman’s business and that profitability may be enhanced by selling Pigments and TE after closing. See App. Tab Q: DX-2662, at APL5028414-18.  Additionally, as discussed below, the challenges facing Huntsman’s TE and Pigments business segments are the same as those facing all of its global competitors; Plaintiffs can identify no unique Huntsman-specific problem in either of these business segments that fundamentally alters their long-term earning capacity.

Third, Apollo and Hexion assert that an MAE exists (and that the MAE carve-outs do not apply) because Huntsman, as compared to “other Persons in the chemical industry” has, since signing, been disproportionately affected by general economic and market conditions and chemical industry conditions.  The carve-outs to the MAE provision mean that an MAE cannot be based on changes in general economic and market conditions or changes in the chemical industry, such as increases in the cost of energy and raw materials.  In order for such changes to be relevant to the MAE analysis, they first must have had a disproportionate effect on Huntsman, taken as a whole, as compared to other persons engaged in the chemical industry.

Apollo and Hexion cannot establish that there has been a material change in Huntsman’s financial condition, business, or results of operations.  An MAE requires the occurrence of unknown events that substantially threaten the long-term earnings of Huntsman.  As demonstrated below, there has been no change in Huntsman’s business; indeed, despite the dramatic increase in the cost of energy in the last year, Huntsman’s financial performance since signing is consistent with its historical performance.  The fact that there has been no change in Huntsman’s business is sufficient to defeat Apollo’s and Hexion’s MAE claims.

However, the evidence at trial will also show that general economic and chemical industry conditions have not had a disproportionate effect on Huntsman when measured against a comparable group of chemical companies.  Under the Merger Agreement, any change that affects Huntsman and other chemical companies alike cannot constitute an MAE.  Section 3.1(a)(ii) qualifies the contractual definition of MAE so that an MAE can occur only if a change affects Huntsman’s business disproportionately to the impact on the chemical industry.  As discussed below, Plaintiffs’ experts have not attempted to quantify the part of the alleged change in Huntsman’s business that is disproportionate to the change experienced by others in the chemical industry.  This fundamental failing in proof means that Apollo and Hexion cannot meet their burden to prove the existence of an MAE.

Fourth, Apollo and Hexion contend that an MAE exists because Huntsman’s net debt level since signing has increased (by $197 million) rather than decreasing by approximately $1 billion as predicted at signing.  By attempting to measure a decrease in debt against projections, Apollo and Hexion are again trying to write into the Merger Agreement a non-extent guarantee of Huntsman’s projections made at the time of signing.  But in the Merger Agreement, however, Hexion expressly disclaims reliance on any Huntsman projections.  Additionally, the increase in net debt since signing, immaterial as it is, has been caused by general economic and chemical industry conditions and the costs associated with the pendency of the merger – all of which constitute conditions “carved-out” from the definition of an MAE in the Merger Agreement.  Accordingly, Huntsman’s net debt increase after signing cannot give rise to an MAE.

Fifth, Apollo and Hexion contend that there has been an MAE because Huntsman’s value and share price since signing have declined more than that of Huntsman’s peers.  Once again, however, Apollo and Hexion measure Huntsman’s decrease in value against a projected value as estimated in the June 2007 projections.  But once again, in the Merger Agreement, Hexion disclaimed reliance on any future projections and forecasts.  And, in any event, the Merger Agreement does not define an MAE to include a change in value.

Additionally, Apollo’s and Hexion’s stock price analysis is flawed.  It does not account for the effect, on Huntsman’s share price, of this Lawsuit and Apollo’s and Hexion’s derogatory public statements.  In any event, since signing, Huntsman’s stock price performance has not been significantly different from that of its peers.

B.                                    MAE Provisions Are Narrowly Construed as a Backstop Protecting Buyers from The Occurrence Of Unknown Events, Not as an “Easy Out” or as Leverage For Buyers Seeking To Renegotiate.

Merger agreements, like the agreement at issue in this case, “are heavily negotiated and cover a large number of specific risks explicitly.”  In re IBP, 789 A.2d at 68.  Consequently, MAE provisions, like the one contained in the Merger Agreement, should not be interpreted as an easy way out for buyers seeking to avoid their obligations under the agreement.  Id.  Rather, MAE provisions are “best read as a backstop protecting the acquiror from the occurrence of unknown events that substantially threaten the overall earnings potential of the target in a durationally-significant manner.”(17)  Id. at 68; see also Frontier Oil, 2005 WL 1039027, *34 (adopting In re IBP).

The In re IBP decision is widely recognized as the leading case on MAE provisions.  IBP, like this case, involved a buyer, Tyson Foods, that sought unsuccessfully to escape its obligations under a merger agreement pursuant to which Tyson was to buy IBP.  In re IBP, 789 A.2d at 22.  The merger agreement in IBP broadly defined an MAE.  Unlike the MAE provision in the Merger Agreement at issue here, the MAE provision in IBP included no carve-outs or exclusions.

Tyson claimed that IBP experienced a significant decline in quarterly earnings – i.e., IBP had a 64% decline in earnings compared to the same quarter in the previous year.  Id. at 69.  The Delaware Chancery Court, however, held that IBP suffered no MAE.  Id. at 71-72.  Critically, and with direct application here, the court explained that the MAE analysis focuses on how actual performance compares to historical performance, not future projections:  “Although IBP may not be performing as well as it and Tyson had hoped, IBP’s business appears to be in sound enough shape to deliver results of operations in line with the company’s recent historical performance.” Id. at 71 (emphasis added).  To the strategic buyer – like Apollo and Hexion here – the important thing is whether the company has undergone a fundamental change “that is consequential to the company’s earnings power over a commercially reasonable period, which one would think would be measured in years rather than months.”  Id. at 67.

The standard applied in IBP is meant to require buyers seeking to avoid their merger obligations to carry a heavy burden of proof.  Indeed, the IBP court explained that the buyers “ought to have to make a strong showing to invoke a Material Adverse Effect exception to its

(17) Although IBP was decided under New York law, this Court has adopted its reasoning under Delaware law. Frontier Oil Corp. v. Holly Corp., 2005 WL 1039027, at *34 (Del. Ch. Apr. 29, 2005) (adopting In re IBP and noting that “Although IBP involved application of New York law, I see no reason why the law of Delaware should prescribe a different perspective.”).

obligation to close.”  Id. at 68 (emphasis added).  Other courts throughout the country have reached the same conclusion as that reached by the IBP court.  See, e.g., Esplanade Oil & Gas, Inc. v. Templeton Energy Income Corp., 889 F.2d 621, 624 (5th Cir. 1989) (holding that 29.5% drop in spot price for oil was not an MAE and that buyer could not use “market fluctuations” to escape an “economically unwise business decision”); Consolidated Edison, Inc. v. Northeast Utils., 249 F. Supp. 2d 387, 408 (S.D.N.Y. 2003) (‘“It is not the role of the courts to relieve sophisticated parties from detailed, bargained-for contractual provisions that allocate risks between them, and to provide extra-contractual rights or obligations for one side or the other.’”) (quoting DynCorp. v. GTE Corp., 215 F. Supp. 2d 308, 322 (S.D.N.Y. 2002)); Pittsburgh Coke & Chem. Co. v. Bollow, 421 F. Supp. 908, 930 (E.D.N.Y. 1976) (“technological and economic changes in the aviation industry” generally caused a loss of business the target had hoped to get, but such “extrinsic developments” did not constitute a material change, even where there was no industry carve-out in the merger agreement), aff’d, 560 F.2d 1089 (2d Cir. 1977).

“‘Materiality’ . . . is not what a disappointed party says it is,” but must be judged based on “the essence of the transaction in question.”  Northern Heel Corp. v. Compo Indus., Inc., 851 F.2d 456, 463 (1st Cir. 1988).  The deterioration of the target company to be acquired must be prolonged, dramatic, and uncharacteristic of the target’s business.  Pan Am Corp. v. Delta Air Lines, Inc., 175 B.R. 438, 492-93 (S.D.N.Y. 1994) (emphasis added).  Where the decline in the target’s performance results from a risk inherent in its business, such a decline is not material to the buyer who agreed to purchase the target company.  Allegheny Energy, Inc. v. DQE, Inc., 74 F. Supp. 2d 482, 517 n.8 (W.D. Pa. 1999) (refusing to construe an MAE provision to give the buyer “an easy out,” especially where the adverse change resulted from risks inherent in the business of the company to be acquired).

C.                                    Huntsman Has Not Experienced an MAE as Defined by The Merger Agreement.

1.                                      Considering Huntsman’s Business as a Whole, as Required by the Merger Agreement, Huntsman’s Financial Performance Since Signing Is Consistent with Its Historical Performance.

The Merger Agreement defines “Company Material Adverse Effect” as “any occurrence, condition, change, event, or effect that is materially adverse to the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole.”  App. Tab A: JX-1, at § 3.1(a)(ii) (emphasis added).  Thus, to constitute an MAE, the change must be materially adverse to the business “as a whole.”  That a particular segment of the business has had disappointing earnings is irrelevant if the target company’s business, as a whole, has not materially and adversely changed.

a.                                       Huntsman’s Post-Signing Financial Performance Is Consistent With Its Historical Performance.

Huntsman’s financial performance since the signing of the Merger Agreement is entirely consistent with its prior financial performance. Zmijewski Report at 24.  Apollo and Hexion have made no effort to refute this fundamental point other than to argue that Huntsman should have done better because Huntsman, Apollo, and investment analysts projected it would, and because some other chemical companies performed better during this period.  However, Huntsman’s actual performance has been consistent with its historical performance demonstrating that there has been no adverse, long-lasting change to its future earning potential.  See IBP, 789 A.2d at 71.  Over the last year, energy costs have soared to unprecedented levels.  Yet, proving the fundamental strength of the company, Huntsman has been able to absorb approximately $1 billion in increased raw material and utility costs since June 2007 and remain profitable at levels consistent with past performance.  Huntsman’s performance is a testament to the company’s core business strength.  The MAE analysis need go no further.

i.                                         Huntsman Has Not Suffered an Unusual Deterioration In Performance Since The Merger Agreement Was Signed.

Comparing Huntsman’s performance since the July 12, 2007 signing of the Merger Agreement with Huntsman’s historical performance, it is clear that Huntsman has not suffered an MAE.  The post-signing declines in Huntsman’s adjusted EBITDA compared with its historic EBITDA, are not unusual relative to the historical variability in Huntsman’s annual adjusted EBITDA.  Zmijewski Report at 24.  The year-over-year changes in Huntsman’s adjusted EBITDA for fiscal years 2007 and 2008(E) are approximately in the middle of historic percentage changes for Huntsman’s adjusted EBITDA during the eight year period from 1999-2006.  Zmijewski Report at 24.  In other words, the percentage changes for fiscal 2007 and fiscal 2008(E), compared to the average percentage change in 1999-2006, are not statistically distinguishable.  Zmijewski Report at 24-25.

When the same analysis is applied to Huntsman’s decline in adjusted EBITDA on a quarterly basis in 2007 and 2008(E), that decline is demonstrably not unusual relative to the historic variability in Huntsman’s quarterly adjusted EBITDA.  Zmijewski Report at 25.  The percentage change in EBITDA in each of these quarters is not statistically distinguishable from the mean change in EBITDA over the prior quarters ending in Q2 2007.  Zmijewski Report at 25.  In fact, while the percentage change in EBITDA for the third to fourth quarter of 2007 represented the largest decline since the Merger Agreement was signed, Huntsman experienced similar or larger negative changes in four other quarters in the past.  Zmijewski Report at 25.  Indeed, of the four quarters immediately preceding the Merger Agreement, Huntsman experienced two quarters with a percentage decrease in adjusted EBITDA where that decline was, in absolute magnitude, greater than that experienced in the fourth quarter of 2007.  Zmijewski Report at 25-26.

Moreover, Huntsman’s adjusted estimated EBITDA for 2008 is within the range of outcomes predicted by Apollo and Hexion in various models that forecasted Huntsman’s EBITDA.  Zmijewski Report at 23-24.  Apollo and Hexion, though receiving Huntsman forecasts, preferred their own more conservative forecasts when modeling the projected earnings of the combined Huntsman/Hexion entity. See, e.g., App. Tab Q: DX-2662, at APL5028416; Zmijewski Rebuttal Report at 23.  In June of 2007, before the Merger Agreement was signed, Apollo and Hexion forecasted Huntsman’s 2008 EBITDA to be between $737 million and $1,009 million. App. Tab Q: DX-2662, at APL5028416.  The current estimate for Huntsman’s 2008 EBITDA is $863 million.  Id.  Huntsman’s business can hardly be said to have suffered an MAE when its performance is consistent with both its historical performance and with Apollo and Hexion’s own projections.

ii.                                     Any Decline In Huntsman’s Performance Is Not Long-Term.

Any downturn in Huntsman’s financial performance since signing can reasonably be expected to be completely reversed in fiscal year 2009, demonstrating that the downturn is not durationally significant, particularly to strategic purchasers like Apollo and Hexion.  Zmijewski Report at 27.  Forecasts by Huntsman’s management show that Huntsman expects to generate $1,119.9 million of EBITDA in 2009.  Zmijewski Report at 27.  Likewise, independent financial analysts have concluded that Huntsman’s 2009 performance is expected to be consistent with its prior performance.  Zmijewski Report at 27-28 (the median estimated EBITDA for 2008 is $924 million).(18)

(18) Plaintiffs’ rebuttal expert, Professor Fischel, argues that Professor Zmijewski ignores the future profitability of Huntsman in performing his economic analysis.  Professor Zmijewski’s analysis demonstrates quite the contrary.  Zmijewski, unlike Professor Fischel, concluded that it is inappropriate to use the June 2007 Huntsman projections upon which Hexion disclaimed any reliance to serve as the baseline measure of deterioration in Huntsman’s performance – whether measured by profitability or value.

Changes in externalities such as energy prices, feedstock and raw material costs, and currency-exchange rates are expected in the normal course of the chemical industry’s business cycles.  Huntsman’s EBITDA is already recovering from its post-Merger Agreement declines; the EBITDA recovery experienced by Huntsman since March 2008 is consistent with a downturn in financial performance that is transitory.  Zmijewski Report at 27.

iii.                                 Any Decline in Huntsman’s Financial Performance Or Condition Is Attributable To General Economic and Chemical Industry Conditions and Is Thus Carved-Out From the Definition of an MAE in the Merger Agreement.

Furthermore, the parties agreed that changes in general economic and market conditions and chemical industry conditions (such as commodity prices) could not cause an MAE unless and “only to the extent” that those conditions had a disproportionate effect on Huntsman.  App. Tab A: JX-1, § 3.1(a)(ii)(A) & (B).  Thus, the parties agreed that Plaintiffs would bear the risk of a general economic slowdown, problems in the credit market, rise in commodity prices, and other conditions that affect all businesses or businesses in the chemical industry unless, and only to the extent that, those changes have a disproportionate impact on Huntsman relative to others in the chemical industry.(19)

Even if Apollo and Hexion could demonstrate a material adverse change in Huntsman’s business as a whole – which they cannot – they still cannot meet the contractual definition of MAE because any adverse change in Huntsman’s performance or condition would fall within one or more of the carve-outs and exclusions in the MAE provision, section 3.1(a)(ii) of the

(19) The Merger Agreement also carved-out from the MAE definition any effect relating to the “pendency of the Transaction” and “compliance . . . with the terms of this Agreement.” Section 3.1(a)(ii)(D) & (F).  The evidence at trial will show that Huntsman incurred substantial costs and suffered a significant diversion in management time as a result of Apollo’s extensive requests for information and meetings continuing up until a week before Apollo filed this lawsuit.  Further, as discussed infra at 78-79, the costs associated with the pendency of the transaction were responsible in large measure for the increase in Huntsman’s net debt since the Merger Agreement.

Merger Agreement.  For two fundamental reasons, Plaintiffs cannot meet their burden of proving that the applicable MAE carve-outs do not apply.

First, the MAE provision makes clear that only a change that is disproportionately experienced by Huntsman, when compared with “other Persons engaged in the chemical industry,” can qualify as an MAE.  There is a complete failure of proof by Apollo and Hexion on this element.  Plaintiffs’ experts have not even attempted to quantify what portion of the change in Huntsman’s performance they would contend represents a change that Huntsman experienced disproportionate to others in the chemical industry.  As Mr. Zachariades acknowledged:

Q:                                  Looking at Exhibit 9 to your report, and the metrics that you have used here to compare relative performance and anticipated performance, do any of these metrics attempt to measure the difference in the impact of, for instance, foreign exchange on Huntsman versus others?

A:                                 No.

Q:                                  And none of these is designed to measure the difference in the impact, for instance, of raw material costs on Huntsman versus one of the benchmarks?

A:                                 No.

Zachariades Tr. at 466:5-17; see also id. at 173:10-174:14.

Second, Apollo’s and Hexion’s analysis of whether Huntsman has been disproportionately affected by general economic and chemical industry conditions is further flawed because it does not compare Huntsman’s performance against a comparable group of “other Persons engaged in the chemical industry.”  Notably, the MAE carve-outs do not refer to all other persons engaged in the chemical industry, or the average person in the chemical industry, or even simply the chemical industry.  Logically, the phrase “other Persons engaged in the chemical industry,” found in the MAE provision, must refer to persons who themselves, when faced with similar conditions, would experience similar changes – i.e., similarly situated companies – because the question is whether those changes affecting all such persons disproportionately affected Huntsman.  Indeed, the comparison of Huntsman’s financial performance to that of other companies is designed to allow for meaningful conclusions to be drawn about their respective performance.  The benchmarks companies selected for comparison, therefore, must provide meaningful insight, including similar exposure to general economic conditions and chemical industry conditions.

Plaintiffs’ expert, Mr. Zachariades, relies on four different sets of companies, with no set providing the basis for any meaningful comparisons with Huntsman.  Mr. Zachariades relies on the Bloomberg World Chemical Index (“BBWCI”) (composed of 162 chemical companies) and the Chemical Week 75 (“CW75”).  Mr. Zachariades believes that they each represent the chemical industry in general. Zachariades Tr. at 59:9-11.(20)  Both groups are extremely broad and are largely populated by companies whose businesses bear little or no relationship to Huntsman’s businesses.  For example, these lists contain companies whose products are primarily industrial gases, fertilizers, or commodities like plastics or chlorine, and thus provide meaningless comparisons to a specialty chemical company like Huntsman. See Stern Rebuttal Report at 30.

Apollo and Hexion also compare Huntsman’s performance to a smaller group of “comparable companies.”  The “Valence Comps,” selected by Mr. Zachariades, consist of twelve companies.  However, only four of those companies represent meaningful comparisons with Huntsman.  There is little overlap between Huntsman and the other eight companies in the Valence Comps; indeed, one of Mr. Zachariades’ “comparable” companies (DSM) sells pharmaceuticals, unlike Huntsman.  Id. at 31-32.  Mr. Zachariades also compares Huntsman’s performance against five companies identified by Merrill Lynch in connection with its fairness opinion on the merger provided to Huntsman’s Board of Directors.  However, Merrill Lynch has

(20) The fact that these two indices, both professing to represent the chemical industry in general, have a difference between them of over 80 companies raises questions about their utility.

testified that this small group of companies was not intended to be a representative sample of comparable companies for purposes of an MAE analysis. Ramsey Tr. at 162:23-163:14.  Indeed, only two of the five companies identified by Merrill Lynch are meaningful peers of Huntsman. Stern Rebuttal Report at 32.

By contrast, when Huntsman’s financial performance is compared against the performance of an appropriate peer group of companies – those that have products that compete with Huntsman on the basis of chemical content or performance(21) – the financial performance of Huntsman, taken as a whole, is not disproportionately different from that of its peer companies.  The decline in Huntsman’s EBITDA – measured for the last nine-months ending Q1 2008 compared to the nine months ending Q1 2007 – is well within the range of performance of other chemical companies.  Huntsman’s performance falls in the 39th percentile of the distribution of all peer companies. Zmijewski Rebuttal Report at 16.

Moreover, even if the sets of “comparable” companies identified by Mr. Zachariades are used as a basis for comparison, Huntsman’s financial performance (last nine months ending Q1 2008 compared to last nine months ending Q1 2007) has not been disproportionate to those other companies.  Huntsman is in the 33rd percentile relative to chemical companies in the BBWCI; the 38th percentile of chemical companies in the CW75; the 40th percentile of the Merrill Lynch Comps; and the 25th percentile of the chemical companies in the Valence Comps. Id.  Importantly, Huntsman’s EBITDA results are statistically indistinguishable from those of the allegedly comparable companies defined by Mr. Zachariades. Id. at 18.(22)

(21) It is reasonable to compare Huntsman against chemical companies that compete with it on the basis of chemical content and product performance because “that’s the way the chemical industry is structured.  It’s structured on the basis of commodity chemical companies that compete on the basis of product content, and specialty chemical companies that compete on the basis of product performance.” Stern Tr. at 396:16-21.

(22) Dr. Zmijewski relied on two statistical tests to determine whether Huntsman’s performance has been statistically smaller than the average value of its peers.  The results of the tests indicate that there is no statistically significant difference between Huntsman’s performance and the performance of the allegedly comparable companies relied on by Mr. Zachariades. Zmijewski Rebuttal Report at 17-18.

Nor can Apollo and Hexion establish that Huntsman has been “disproportionately affected by general economic and chemical industry conditions merely because Huntsman’s financial performance since signing has been below the “mean” and “median” performance of comparable companies.  Logically, “below mean” or “below median” cannot be the MAE benchmark because, by definition, one-half of all companies in any industry are “below mean” or “below median” at any point in time.

The trial evidence will thus demonstrate that when Huntsman’s financial performance is properly compared against a representative group of chemical companies, Huntsman’s financial performance since signing has not been disproportionately affected by general economic or chemical industry conditions.

b.                                       The Core Businesses Segments of Huntsman Are Strong and Growing.

It is uncontested that Huntsman’s three core business segments representing 80 percent of Huntsman’s revenues (PU, PP, and AdMat), are performing and are expected to continue performing at or above their peers.  Because Apollo and Hexion recognize that the core of Huntsman’s business is performing as well or better than its competitors since the signing of the Merger Agreement, their claim of MAE rings hollow.

i.                                         Polyurethanes (“PU”) Is Huntsman’s “Crown Jewel.”

Plaintiffs regard PU as “one of the most attractive chemical businesses we have seen” and have referred to it as the “crown jewel” of Huntsman.  DX-2052, at APL5028413; Hankins Tr. at 39:17-19.  The PU business remains very strong and accounts for 40% of Huntsman’s total revenues.  Hostetter Tr. at 186:16-18.  Mr. Zachariades acknowledges that the performance of Huntsman’s PU business has in the past equaled its peers and is expected to do so in the future.  Zachariades Report at 61.

Mr. Zachariades admits that the market demand for this industry will be strong and that MDI (Huntsman’s primary product and the most attractive product of the industry), is increasingly replacing the less attractive product, TDI.(23)  Zachariades Report at 12.  Huntsman is “well positioned” as a “leading supplier,” and the lowest cost producer, of MDI. Id. at 61; Hostetter Tr. at 61:9-12.  Indeed, Huntsman derives half of its total PU revenue from MDI sales.  Hostetter Tr. at 191:10-14.

Apollo and Hexion have identified no changes in the PU business that fundamentally alter, on a long-term basis, the future of the Huntsman PU business.  Hankins Tr. at 153:12-22.  The marginal downturn in the MDI business in early 2008 is temporary as the industry deals with the effect of increased raw material costs.  Hankins Tr. at 105:5-8.  To offset the increased cost of raw materials, Huntsman has raised MDI prices in all regions; the average price of MDI in July 2008 is 9 cents/lb higher than it was in July 2007.

Mr. Zachariades, relies on the purported expert opinion of William Tittle that the PU business will be less profitable in the future.  But Mr. Tittle’s methodology is unsound, his execution is sloppy, his sources are undocumented, and his data and conclusions are equally flawed.  Mr. Tittle makes estimates of future global demand and industry capacity for MDI and, based on those estimates, asserts that the margins in Huntsman’s MDI business will be lower in the future.  Every element of his analysis is flawed, as illustrated by the examples set forth below.

First, Mr. Tittle uses an erroneous estimate of actual 2007 global demand, thereby significantly understating his estimates of future demand.  Ignoring the reliable industry data that Huntsman receives (and produced in discovery) showing that 2007 demand was 4 million tons,

(23) MDI is less toxic, cheaper to make than TDI, and has more flexible applications.  Hostetter Deposition at 184:10-17.  In addition, there are more producers of TDI than MDI, making Huntsman well positioned in the industry.  Id. at 185:11-14.

Mr. Tittle uses an outdated estimate of 3.8 million tons that he derived from a variety of undocumented and unreliable sources, many of which he could not even identify in his deposition. Tittle Tr. at 69:2-11; 113:7-21; 128:14-134:1.

Second, Mr. Tittle’s projections for additions to global capacity are unfounded and, in some cases, even impossible.  He projects for 2008 an increase in global capacity of 175,000 tons from a Bayer plant, even though that plant is not projected to start up until later this year.  Tittle Tr. at 163:3-165:12; 167:18-168:7.  He admits that this new Bayer capacity in 2008 is an “area of uncertainty,” that his characterization is “aggressive,” and that he “would be prepared to concede that [his assumption of 175,000 tons from the Bayer plant is erroneous].”  Id. at 167:18-168:4.

Mr. Tittle likewise admits error as to his utterly unfounded projection of an additional 400,000 tons of MDI in 2010 purportedly to be produced by a BASF plant in China – a plant for which BASF has not even selected a site or received government approval.  Id. at 185:6-23.  Upon being shown public statements of BASF regarding the possible plant, he acknowledged that the plant start-up “could be 2020 for all I know.”  Id. at 184:1-5; see also DX-2521, 2522.  Mr. Tittle further stated that if he were in court, (1) he would not be able to testify that in his expert opinion there will be 400,000 tons of additional capacity from a BASF plant in China in 2010 and (2) he could not advise Mr. Zachariades to rely on there being an additional 400,000 tons of capacity.  Id. at 198:9-16, 201:16-203:1.

Mr. Tittle was unable to substantiate other estimates of future new capacity in his report.  Id. at 206:3-217:23.  These errors had significant effects on Mr. Tittle’s occupacity(24) calculations.  For example, correcting for just two of them (the understated 2007 actual demand number and the 400,000 tons from a BASF plant) would cause his occupacity calculation for

(24) “Occupacity” is calculated by dividing global demand by 95% of maximum capacity in a given year. Tittle Report at 3.

2010 to increase from 79% to 89%.  Id. at 203:2-205:21.  Mr. Tittle’s expert report is unreliable and Mr. Zachariades cannot credibly claim to rely on any portion of it.  Nothing in Mr. Tittle’s report or testimony casts any doubt on the fundamental, current and long-term strength of Huntsman’s PU business.

ii.                                     Performance Products (“PP”) Is Outperforming Its Peers.

Plaintiffs’ expert acknowledges that Huntsman’s PP division outperforms its peers.  Zachariades Expert Report at 69.  This business, which represents approximately 24% of Huntsman’s revenues, remains strong, and profitability is expected to continue to increase.  Stanutz Tr. at 72:2-5.  EBITDA for the twelve months ending July 2008 increased by 6% over the previous twelve months.  PP also increased its selling prices by 30% since July 2007 to combat rising raw material and energy prices.

Mr. Zachariades acknowledges that the Performance Specialties part of the PP business has the potential to grow at or above GDP rates, and that Huntsman is “well positioned” to grow the ethyleneamines part of the PP business as well.  Zachariades Report at 69.  PP’s new polyetheramines plant in Singapore is running at close to capacity.  Further, PP’s maleic anhydride product is the “clear market leader in the U.S. and a leader . . . in terms of global capacity.”  Id.  Mr. Zachariades recognizes that “Huntsman has the technological capabilities in [maleic anhydride] to continue to succeed” and acknowledges that Huntsman’s new 100 million pound maleic anhydride plant is “coming on line and is expected to be sold out in 2009.”  Id.; see also Stanutz Tr. at 52:21-25.

Although Apollo and Hexion have contended that production outages and the extended turnaround at the Port Neches facility(25) contributed to the alleged MAE, the turnaround was a

(25) Operations at the Port Neches plant were temporarily suspended for portions of the period from February to May 2008 to deal with issues caused by Hurricanes Katrina and Rita and to complete extensive maintenance, replace equipment, and deal with corrosion issues.  Stanutz Tr. at 126:12-127:12.  The turnaround took longer and cost more planned event necessary to improve the reliability of the Port Neches facility.  Since May 2008, the plant has been fully operational, and set a record month for olefin production in July. Emerson Tr. at 191:1:18.  The short-term cost of the olefin plant turnaround is outweighed by the long-term benefits since no major turnaround at that plant will now be needed for five years and the plant’s reliability has been improved. Id. at 192.  This division – as recognized by Apollo and Hexion – is as well or better positioned as any of its competitors to increase growth and earnings in the future.

iii.                                 The Advanced Materials (“AdMat”) Division Is Performing at Levels Consistent with Its Peers, and Better Than Hexion.

Apollo and Hexion have offered no evidence suggesting any impairment or deficiency in Huntsman’s AdMat division.  Rather, Plaintiffs’ own expert has conceded that “our analysis suggests that since July 12, 2007, Huntsman’s Advanced Materials segment has performed in-line in terms of EBITDA and EBITDA margin versus industry peers.”  Zachariades Report at 54.  Apollo’s internal documents describe the AdMat division as bringing “a very diversified and attractive portfolio of specialty formulations to the franchise.”  DX-2052, at APL5010935.  Indeed, these documents note that Huntsman’s AdMat markets are growing faster than GDP, and that Huntsman has grown AdMat revenues and EDITDA by 7.9% and 44.5% from 2002 to 2005.  Id. at APL5010936.

Unlike Hexion – AdMat’s competitor in the commodity epoxy market segment – AdMat is transitioning the focus of its business to the specialty epoxy formulations and specialty components market segments.  As a result of this shift to a higher growth and margin business, among other things, AdMat posted record EBITDA results for 2007, followed by close to record than originally expected because of the extensive repairs needed.  Id. at 24:25-25:22; 156:9-23.  The costs will be amortized over the life of the turnaround and thus the entire cost of the project does not have an immediate impact on EBITDA.  Id. at 27:12-16.

EBITDA results for Q2 2008.  AdMat’s EBITDA for the first six months of 2008 increased 2.8% over the prior year; by contrast, Hexion’s epoxy and phenolic resins EBITDA fell 25.8% over that same time period.

D.                                    Apollo’s and Hexion’s MAE Contentions Are Inconsistent With the Merger Agreement and Their Extensive Knowledge of the Conditions, Pre-Signing, That Have Been Responsible, Post-Signing, for the Poor Performance of Huntsman’s TE and Pigments Divisions.

With 80% of Huntsman’s businesses performing as well as or better than their competitors, Apollo and Hexion cannot credibly attack the health and financial viability of Huntsman’s core.  Instead, they premise their MAE contentions on Huntsman’s missed forecasts and revised projections since the Merger Agreement even though Hexion expressly disclaimed in the Merger Agreement any reliance on Huntsman’s projections or forecasts.  Mr. Zachariades also argues that the alleged impairments in TE and Pigments, Huntsman’s two smallest businesses, have materially impacted the company as a whole.  Tellingly, Mr. Zachariades has not performed any analysis or tests to confirm this conclusion. Zachariades Tr. at 195:6–196:5; 196:12-20.  The impact on Huntsman as a whole, however, is belied by the actual performance of the company as a whole.  Moreover, the problems faced by TE and Pigments are not unique to either division; rather, they are the same problems experienced by every other global company in those industries.

1.                                      Huntsman’s Missed Projections and Downward Revisions of Forecasts Cannot, Under The Terms Of The Merger Agreement, Constitute an MAE.

Apollo and Hexion contend that an MAE has occurred because Huntsman’s financial performance and condition following signing has been substantially worse than Huntsman projected immediately prior to signing, causing Huntsman continually to revise downward its forecasts.  This argument contravenes the express terms of the Merger Agreement.

Hexion assumed the risk that Huntsman’s actual performance would miss its forecasted projections when Hexion agreed, in Section 5.11(b)(i) of the Merger Agreement, that except for the representations and warranties made by the Company [Huntsman] that are expressly set forth in Section 3.1 of this Agreement[,] neither the Company nor any other Person has made and shall not be deemed to have made any representation or warranty of any kind.  Without limiting the generality of the foregoing, each of Parent [Hexion] and Merger Sub agrees that neither the Company, any holder of the Company’s securities nor any of their respective affiliates or Representatives, makes or has made any representation or warranty to Parent, Merged Sub or any of their representatives or Affiliates with respect to: (i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries . . . .

App. Tab A: JX-1, § 5.11(b)(i) (emphasis added).

When Apollo and Hexion argue that an MAE has occurred based on comparisons between forecasts and Huntsman’s actual performance, they are attempting to write into the Merger Agreement a provision that is not there – i.e., a de facto warranty by Huntsman that its future projections, made at the time of signing, would prove to be accurate.  Indeed, not only is such a warranty not found in the Merger Agreement, but the Merger Agreement, in Section 5.11(b)(i), precludes any such warranty.  Because Hexion specifically disclaimed, in the Merger Agreement, any reliance on Huntsman’s projections and forecasts, Hexion cannot conjure up an MAE by comparing Huntsman’s financial performance and condition since signing to Huntsman’s degree of success in meeting those same projections and forecasts.(26)  Rather, for purposes of the MAE analysis, Huntsman’s financial performance and condition must be judged in comparison to Huntsman’s historical performance.(27)

(26) As noted above, Apollo did not rely on Huntsman’s projections, but instead created its own forecasts under different scenarios.  Huntsman’s performance is within the range of Apollo’s forecasts.

(27) Further, if the parties had wished to allow Apollo and Hexion to avoid closing the deal based on a few months of disappointing earnings, the Merger Agreement easily could have been written to provide that Hexion would be excused from closing if Huntsman’s earnings did not exceed a particular benchmark.  Tellingly, no such provision was included in the Merger Agreement.

2.                                      The Financial Performance of TE and Pigments, Like Their Competitors, Has Suffered for the Same Reasons Known to Apollo Before Signing the Merger Agreement.

The MAE claims of Apollo and Hexion focus on the poor financial performance since signing of the TE and Pigments divisions.  Most fundamentally, those MAE claims fail because there has been no “change” since signing.  As discussed below, the same conditions that, before signing, depressed the profitability of the textile/dye and pigment industries (including Huntsman’s TE and Pigments businesses) are responsible for both businesses’ continued poor performance after signing.  However, that decline in performance is insufficient to constitute an MAE.  As this Court has recognized, MAE provisions “protect[] the acquiror from the occurrence of unknown events that substantially threaten the overall earnings potential of the target in a durationally-significant manner.” IBP, 789 A.2d at 67 (emphasis added).  MAE provisions only protect the buyer against “prolonged, dramatic, and uncharacteristic” changes in the target’s business. Pan Am, 175 B.R. at 492-93 (emphasis added).  There is no MAE when “the decline in the target’s performance results from a risk inherent in its business.” Allegheny Energy, 74 F. Supp. 2d at 517 n.8.

Apollo, a sophisticated buyer with extensive knowledge about Huntsman and all its businesses, agreed to purchase the company with full awareness of the very weaknesses and challenges facing textile/dye and pigment producers generally, and Huntsman specifically.  An MAE provision is not designed to allow buyers to walk from a deal because the very risk, known to, and understood by the buyer at the time of signing actually materialized.

a.                                       There Has Been No Change in Huntsman’s TE Business Since Signing.

Huntsman purchased TE from Ciba in 2006 as a restructuring opportunity.  TE is a specialty business consisting of the production of dyes to add colors to fabrics and textile chemicals to enhance processing and to add non-color effects.  See Stern Report at 4, 27.  It provides 9% of Huntsman’s revenues and is Huntsman’s smallest business segment.  Id.

Apollo and Hexion assert that TE’s future profitability will languish well below historical results because Huntsman will fail in (i) restructuring TE by moving it from Europe to Asia; and (ii) increasing prices sufficiently to offset increasing raw material costs.  The trial evidence will demonstrate that Apollo and Hexion, prior to signing, understood the risks and challenges facing TE and that, other than suffering from the dramatic spike in energy costs and the global economic slow-down impacting every other textile chemical and dye producer, there has been no change in TE’s business since the Merger Agreement was signed.

i.                                         Apollo and Hexion Well Understood, Before Signing the Merger Agreement, the Challenges Facing TE.

The textile chemical and dye industries have been in transition over the last several years, “as global textile manufacturing has been migrating from the Americas and Europe to Asia.”  APL05010937.  Ciba had begun to restructure its textile effects but social and political issues slowed its efforts. Hulme Tr. at 143:3-144:12.  As a result, Huntsman was able to negotiate a low purchase price from Ciba, $158 million or 1.7 times annual EBITDA.  Hulme Tr. at 145:3-20.

Apollo and Hexion knew, well before Hexion signed the Merger Agreement, about the historic weaknesses in Ciba’s textile effects business, the migration of that business from the Americas and Europe to Asia, and that Huntsman had acquired that business with the intent of restructuring it.  In 2006, long before the Merger Agreement was signed, Apollo was aware of, and disagreed with, Huntsman’s plan to acquire TE from Ciba.  Apollo believed that the Ciba acquisition would have a negative effect on Huntsman’s profit margins.  But, Apollo understood that, once the acquisition was made, “[r]estructuring is the right strategy” to enhance margins.  App. Tab H: DX-2149, at HXN05024093.

An investment memorandum prepared by Apollo just one month before the Merger Agreement was signed confirms that Apollo knew that the TE business was in flux and had suffered margin and volume degradation.  DX-2051, at APL05010932; Harris Tr. at 177:25-178:14.  Reflecting this view, Apollo and Hexion discounted Huntsman’s projections for its TE business and recognized that, post-merger, Hexion may divest the TE business given that Hexion had no “interest in growing” revenues of the TE business where growth was limited to only 8% of EBITDA.  App. Tab H: DX-2149, at HXN05024094.  Accordingly, the claim of Apollo and Hexion that they are surprised or disappointed by the challenges TE has faced during the last year rings hollow.

ii.                                     The Restructuring of TE Can Reasonably Be Expected To Significantly Improve Its Future Earnings.

Huntsman has largely completed two phases of its planned restructuring activities (Columbus I and Columbus II), focusing Huntsman’s TE business on the growth markets of Asia and away from the Americas and Europe. (28)  Hulme Tr. at 127:1-5; 128:19-129:21. Huntsman’s restructuring continues today with the Columbus III phase of the program that, among other things, moves TE’s headquarters to Asia (thus shifting another significant part of its cost base from Western Europe to Asia). Yau Tr. at 27:3-18; Hulme Tr. at 19:18-20:16; 36-37.  Additionally, Huntsman is presently considering how to acquire ownership and control over Metrochem Industries’ manufacturing facility in Baroda, India, a key strategic element of TE’s business.  (In May 2008, Apollo, shortly before Huntsman was to acquire Metrochem, denied Huntsman permission to close the deal.)  Huntsman is thus implementing aggressive plans to improve TE’s cost structure and provide the business with a platform necessary to ensure a

(28) Apollo and Hexion claim that Huntsman was late in recognizing the need to move TE to Asia.  However, Plaintiffs’ TE expert knows of no evidence that shows that TE’s two main competitors, Dystar and Clariant, have moved any quicker than Huntsman to transfer operations from Western Europe to Asia.  Schofield Tr. at 240:8-243:2 (Schofield does not know TE’s, Dystar’s, or Clariant’s historical, current, or future Western European headcount).

sustainable and profitable future.  Plaintiffs’ TE expert, Mr. Schofield, declares the Columbus restructuring plan a failure even though he had never reviewed its detailed work steps. Schofield Tr. 137:21-138:9.  Mr. Schofield was unaware of TE’s announcement in May 2008 that it will move its headquarters from Europe to Asia later this year.  Schofield Tr. at 157:11-18.  Because Mr. Schofield is apparently completely unfamiliar with the Columbus plan or TE’s efforts to move its operations and cost base to Asia, he is in no position to offer an opinion on its success to date or its likely success in the future.(29)

iii.                                 TE Has Successfully Implemented Significant Price Increases Without Losing Significant Sales Volume.

In the short-term, TE’s restructuring progress has been slowed by the confluence of three macroeconomic and industry-wide trends in the last 15 months:  (1) the rapid escalation in oil and other raw materials prices, Hulme Tr. at 104:19-105:19, (2) the weakening of the dollar, particularly against the Euro and Swiss franc, Vermeer Tr. at 19:6-22; Hulme Tr. at 105:20-106:6; 69:14-70:18, and (3) a global economic slowdown that affects the producers of textiles (the users of dyes and textile chemicals).  Hulme Tr. at 49:14-22.

Despite the challenging market conditions in the first half of 2008, Huntsman is confident about TE’s future because of both the implementation of the Columbus restructuring programs and the significant price increases Huntsman implemented in Q1 and Q2 2008 (and plan to continue implementing to offset raw material costs).  Those price increases have delivered an additional $15 million in EBITDA compared to the same period last year without causing a loss

(29) This is not the first time Apollo has sought to criticize one of Huntsman’s restructuring efforts as part of an effort to re-trade an agreement.  In January 2005, during a previous attempt to acquire Huntsman, Apollo attacked the short term performance of Huntsman’s AdMat business.  Hulme Tr. 135:18-139:3.  Then, as Apollo and Hexion claim now concerning TE, Josh Harris claimed “the wheels have fallen off the truck” of Huntsman’s AdMat business.  Id.  Mr. Harris leveled this charge as part of an attempt to lower the price Apollo had previously indicated it was willing to pay for Huntsman.  The performance of Huntsman’s AdMat business since then has vindicated Huntsman’s belief that it could successfully restructure that business and has shown that Mr. Harris’s dire and self-serving criticisms were wrong.  Like Mr. Harris’s criticism of Huntsman’s AdMat business in 2005, Apollo’s and Hexion’s criticisms of Huntsman’s TE business are ill-founded and are little more than an ill-conceived excuse to renege on an agreement.

of significant sales volume.  Importantly, Huntsman’s primary competitors (DyStar and Clariant) have followed suit, initiating price increases of their own to offset the increasing cost of raw materials.(30)  That TE’s key global competitors are also raising prices facilitates Huntsman’s ability to implement its own price increases.

b.                                       Apollo Fully Appreciated the Risks and Challenges Inherent in Both the Pigments Industry Generally and Huntsman’s Pigments Business Specifically.

Huntsman’s Pigments division makes titanium dioxide (TiO2) by using both of the leading technologies:  the chloride process and the sulfate process.  TiO2 is the standard white pigment used in the manufacture of paint, paper, and plastic. Stern Report at 37.

Apollo and Hexion contend that Pigments has contributed to the occurrence of an MAE because (i) Huntsman’s disproportionate reliance on the sulfate production process for TiO2 places it at a long-term cost disadvantage compared to producers that primarily rely on the chloride process; (ii) Huntsman’s primarily European-based production facilities place it at an increasing comparative cost disadvantage to other global pigment producers; and (iii) Huntsman cannot raise prices sufficiently to offset significant increases in raw materials (particularly sulfuric acid) and feedstock costs.  Apollo’s and Hexion’s criticisms, however, are unwarranted.  Further, Apollo understood the risks inherent in Huntsman’s Pigments business before signing; no changes in that business have since occurred.

i.                                         Apollo Did Not View Pigments as a “Core” Business Of Huntsman.

Huntsman’s Pigments business comprises 11% of Huntsman’s total revenues, thus constituting the second smallest division in the company.  Stern Rebuttal Report at 4l.  Before signing the Merger Agreement, Apollo viewed Huntsman’s pigments division as “not core to the

(30) See DX-2670 (Clariant’s November 26, 2007 media release announcing global price increases of between 5-12%); DX-2325 (DyStar’s June 20, 2008 press release announcing “substantial increases in prices of textiles . . . in response to soaring energy costs and unprecedented volatility in the raw material market”).

new Hexion/Huntsman” combination and that “[l]ong-term .. . . [TiO2] may have higher value outside of New Hexion.”  App. Tab Q: DX-2662, at APL5028414; Harris Tr. at 144:18-23.

Only two months after the Merger Agreement was signed, Apollo met with its pigments expert witness, David McCoy of TZMI, to discuss whether “[Apollo] should sell [Huntsman’s TiO2] business, . . . hold on to this business because prices are going to rise, and we’ll go along with the ride, or  . . . be a consolidator.” McCoy Tr. at 120:9-12.  Apollo was quick to consider whether to hold, dispose, or attempt to consolidate Huntsman’s Pigments business with another because, for years preceding the execution of the Merger Agreement, Apollo, on multiple occasions, had thoroughly investigated purchasing a pigments business.  In 2004, it “seriously looked at” and had been “in quite in-depth discussions” with Kerr-McGee about acquiring its pigments business. McCoy Tr. at 98:19-100:7.  The following year, Apollo attempted to acquire Huntsman, conducting “fulsome” and “complete” due diligence on all of Huntsman’s businesses. Harris Tr. at 68:15-18; App. Tab Q: DX-2662, at APL5028410.  Following that unsuccessful effort, in late 2006/early 2007, Apollo sought unsuccessfully to acquire another pigments business, Millennium Chemicals, owned by Lyondell.  McCoy Tr. at 100:8-19; 124:19-125:13.

The Merger Agreement is Apollo’s fourth attempt to purchase a pigments business.  Based on its extensive knowledge of the pigments industry, Josh Harris told Peter Huntsman in June 2007 that “[Apollo] knew that business [pigments] better than [Huntsman] knew the business.” Huntsman Tr. at 66:5-6.  It is meritless for Apollo and Hexion to base an MAE claim on the post-signing declines in profitability of Huntsman’s Pigments business when the challenges facing all global pigments producers like Huntsman were open, obvious, and well-understood by Apollo long before Hexion signed the Merger Agreement.  Indeed, in the words of Plaintiffs’ own expert, the “TiO2 industry is sick and has been for several years.”  DX-2586, 33.  The pigments industry “has been in a state of deterioration for an extended period of time. .. . . I don’t believe that it has substantially recovered from the global recession in 2001.” McCoy Tr. at 122:17-123:25.

Apollo knew that the pigments industry faced “[s]ignificant pricing headwinds” and had “[d]eclining industry profitability.”  App. Tab O: DX-2491, at APL00406929.  Further, Apollo believed that Huntsman’s Pigments division was “[v]olatile and cyclical,” “[l]ow margin,” and “low profitability.”  Id.; Harris Tr. at 167:4-17.  Apollo predicted, however, that despite “[the fact that in] the past 2 years pricing in this business  . . . [has] underperform[ed] what would be implied by the typical supply/demand relationship . . . we fundamentally believe that we are acquiring this business near ‘trough margins.’”  App. Tab Q: DX-2662, at APL5028421.  Apollo thus gambled that 2007 was a “good time in the industry cycle to buy, [and that] opportunities for industry consolidation [and] long term hurricane disruption to DuPont will inure to [Apollo’s and Hexion’s] benefit.” Id. at APL5028414.  Apollo, however, mistimed the market, particularly the rapid run-up in energy and feedstock costs.  Huntsman is no more affected by those external market conditions than is any other global pigment producer.

ii.                                     Apollo and Hexion Wrongly Contend That Huntsman Pigments’ Sulfate Production Process Represents a Major Competitive Disadvantage.

Apollo and Hexion incorrectly argue that Huntsman’s primary reliance on the sulfate production process for TiO2 fundamentally disadvantages it in the market.  TZMI’s 2007 Global TiO2 Pigment Producers Comparative Cost & Profitability Study (“2007 Study”) unambiguously recognized that:  “Sulfate plants are not necessarily high cost, with 10 of the 56 pigment plants included in the Study having manufacturing cash cost below the weighted industry average.” DX-2584, at HUN865072; McCoy Tr. at 165:12-17.  Indeed, TZMI’s 2007 Study concluded that Huntsman was the second lowest cost global pigment producer. DX-2584, at HUN865070; McCoy Tr. at 165:18-166:4.  Setting aside DuPont – which has always had a significant and

“widely recognized” cost advantage over every other global pigment producer(31) – TZMI’s weighted average cost of production for Huntsman and the other three global producers were closely grouped together. McCoy Tr. at 166:14-18.  This illustrates that Huntsman is not disadvantaged by the sulfate production process.(32)

Furthermore, Apollo and Hexion erroneously contend that Huntsman disproportionately relies on the sulfate production process.(33)  The three “commonly identified regions” for the TiO2 industry are North America, Europe, and Asia-Pacific. McCoy Tr. at 247:18-24.  Huntsman’s use of the sulfate and chloride production processes are consistent with the industry’s usage of these production methods in all three regions.  In North America, 99% of industry capacity is produced by the chloride production process; 100% of Huntsman’s capacity in North America is produced by the chloride process. McCoy Tr. at 248:9-17.  In Europe, 67% of industry capacity is produced by the sulfate production process; the percentage of Huntsman’s sulfate capacity in Europe is in the “high 60s.” McCoy Tr. at 249:1-250:9.(34)

Without regard to the respective virtues of the sulfate and chloride production processes, Apollo understood, before signing, that Huntsman had a majority of its TiO2 process technology in sulfates. Harris Tr. at 168:14-18; App. Tab O: DX-2491, at APL00406930.  Nothing has changed post-signing in this regard. Zachariades Tr. at 204:19-205:4.

(31) McCoy Tr. at 158:2-20.

(32) TZMI’s 2008 Global TiO2 Pigment Producers Comparative Cost & Profitability Study (“2008 Study”) has not yet been published.  Based on TZMI’s “data package” that reflects the preliminary results of its 2008 Study, TZMI ranks Huntsman as the second highest weighted average cost global pigments producer.  However, apart from DuPont, the 2008 Study, like the 2007 Study, reflects little difference between the costs of production for all of the global producers, particularly after adjusting for a uniquely low cost plant owned by Cristal, a Saudi Arabian company that gets energy at a cost of 8-10 times less than any other producer.

(33) Apollo’s and Hexion’s comparisons are made only among the global producers of TiO2, comprising approximately 65% of the market.  The other 35% of the TiO2 industry is represented by regional producers that rely almost entirely on sulfate production.

(34) In Asia-Pacific, 73% of capacity is produced by the sulfate production process. McCoy Tr. at 248.  Huntsman has only one plant in Asia-Pacific, a sulfate production plant.

iii.                                 After the Merger Agreement Was Signed, Huntsman, and All Other Sulfate Process Producers, Sustained an Adverse Impact from an Increase in the Cost of Sulfuric Acid, Feedstock, and Energy.

From 1998-2007, the price of sulfuric acid – a chemical used in the sulfate process to make TiO2 – remained “relatively flat” at about $50/ton. McCoy Tr. at 220:8-16; DX-2210, TZPI’s (a subsidiary of TZMI) April 2, 2008 Sulfuric Acid & Chlorine report provided to Apollo, at TZMI 218.  Beginning in late 2007, however, sulfuric acid market prices increased from an average of $50/ton to more than $200/ton in 2008.  See App. Tab P: DX-2495, at APL5500102.  This dramatic increase in sulfuric acid does not – as Apollo and Hexion contend – provide support for their MAE claim.

First, according to TZMI’s estimates for Apollo in April 2008, sulfuric acid accounts for less than 10% of Huntsman’s total manufacturing costs for all but one of its TiO2 plants (the sulfuric acid cost at that plant was estimated to be 12.7%). McCoy Tr. at 230:20-231:18 (sulfuric acid costs range from a low of 1% or 3% to a high of 12.7% for all of Huntsman’s plants).

Second, the sharp increase in sulfuric acid prices is a blip not expected to be durationally significant.  Apollo – in May 2008 – recognized that, by 2009-2010, the price of sulfuric acid prices would likely return to its low, historical level.  See App. Tab P: DX-2495, at APL5500102.  Similarly, TZMI characterizes sulfuric acid prices as a “spike,” DX-2586 at 33, and cautions that “[d]ecisions with a long term impact should probably not be taken with the current price levels in mind.” App. Tab I: DX-2222, at TZMI 296.  British Sulphur, experts in the sulfur and sulfuric acid market, McCoy Tr. at 228:14-22, similarly recognize that sulfur prices are at “unprecedented levels,” that the “current situation is unsustainable,” and that the “whole [sulfur] market is looking more and more like a bubble that must soon burst.”  DX-2757, at MCCO1501.  Market “bubble[s]” and spikes in the price of sulfuric acid, which accounts for less than 10% of Pigment’s total manufacturing cost, do not fundamentally alter Huntsman’s Pigments business and thus cannot support an MAE.

Third, well-before the spike in sulfur and sulfuric acid prices, Huntsman mitigated its exposure to the price increase in sulfuric acid and sulfate feedstocks by negotiating fixed price contracts through 2008 and formula-based pricing contracts tied to the price of sulfur.  Stern Report at 42.  In 2008, Huntsman has depended on the spot market for only 5% of its sulfuric acid purchases.  Stern Report at 42; DX-2759.(35)

Fourth, beginning in June 2007, Huntsman has significantly increased prices (on some products by as much as 25%) and imposed energy surcharges to counter the substantial and recent increases in the cost of energy, raw materials, and feedstock.  McCoy Tr. at 201:18-203:18; DX-2043, at MCCO999-1029.(36)  Huntsman’s announced price increases and energy surcharges are successfully being implemented.  Global U.S. dollar prices have increased by 16% from July 2007 to July 2008.

Huntsman is thus taking the steps necessary to stabilize its Pigments business.  There have been no long-lasting changes to this business that impair its future.

E.                                      Huntsman’s Current Financial Condition Does Not Constitute an MAE.

The change in Huntsman’s net debt position is not material to the overall transaction and is not an MAE.  Apollo and Hexion assert that the increase in Huntsman’s net debt, since the Merger Agreement date, constitutes an MAE.  But, since the Merger Agreement was signed, Huntsman’s net debt-to-asset ratios has stayed within a range of .47 to .49, indicating very little

(35) Additionally, Huntsman uses less sulfuric acid compared to the industry average because it uses slag, a higher grade feedstock, in its production.  Stern Report at 42; DX-2759.  The evidence will show at trial that for 2009 and 2010, Huntsman has secured contracts for 89% of its slag requirements and 84% of its ilemnite ore (a key feedstock) at prices substantially below market prices predicted by TZMI.

(36) Like Huntsman, the other four global pigment producers (DuPont, Cristal, Tronox, and Kronos) have announced virtually identical price increases and energy surcharges. See TZMI’s July 2008 Mineral Sands Report at 7, DX-2588.

change in Huntsman’s overall net debt levels.  Zmijewski Report at 28.  Further, the increased debt has not changed Huntsman’s debt ratings.  Id.  Thus, any increase in net debt does not represent a fundamental change in Huntsman’s business and is not an MAE.

Apollo and Hexion contend, however, that because Huntsman has not reduced its debt to the level projected at the time of the Merger Agreement, Huntsman has, in essence, “increased” its net debt.  Zachariades Report at 80.  But that so-called increase in net debt is calculated by comparing Huntsman’s actual net debt to projected net debt. Zachariades Tr. at 333:20-334:11.  Thus, once again, Apollo and Hexion are attempting to base an MAE on Huntsman’s failure to achieve a future financial condition projected at the time of the Merger Agreement.  This is another attempt by Apollo and Hexion to hold Huntsman accountable for projections upon which Hexion explicitly disclaimed reliance in the Merger Agreement.

In any case, the combined effect of general economic conditions and costs incurred as a result of the pendency of the merger transaction account for the actual increase as opposed to pro forma decrease in Huntsman’s net debt.  Zmijewski Report at 33, 34.  Specifically, the bulk of the increase in Huntsman’s net debt is a consequence of translating foreign-denominated net debt into U.S. dollars.  Zmijewski Report at 33.  Changes in foreign exchange rates, the quintessential general economic condition, account for $178 million of the $197 million increase in Huntsman’s net debt.  Further, merger costs, i.e., costs incurred as a result of the pendency of the merger transaction, account for approximately $119 million of the $197 million increase in Huntsman’s net debt.  Zmijewski Report at 33.  Under the Merger Agreement, a change resulting from the pendency of the merger transaction itself does not constitute an MAE. App. Tab A: JX-1, § 3.1(a)(ii)(D).

F.                                      Huntsman’s Decline in Value and Share Price Since the Merger Agreement Cannot Constitute an MAE.

Apollo and Hexion also argue that an MAE exists because, since the Merger Agreement, the value of Huntsman has declined more than that of its peers based on a valuation analysis performed by Mr. Zachariades.  Value, however, is a measure of future performance. Zachariades Tr. at 32:1-37:16.  The Merger Agreement does not define an MAE to include a material change in “value.”  To infuse value into the MAE analysis is to once again attempt to compare how Huntsman has performed against its projected performance, even though Hexion explicitly disclaimed, in the Merger Agreement, any reliance on such projections of future performance.

Remarkably, Plaintiffs’ experts do not attempt to deal with the impact of Plaintiffs’ filing suit, publicizing claims that Huntsman has suffered an MAE, and the market activity of arbitrageurs.  Plaintiffs’ economist expert, Professor Fischel, attempts to render Mr. Zachariades’ valuation analysis relevant.  He argues, without support, that it is impossible to tell whether a company’s performance has changed without assessing whether expectations about future cash flow have changed. Fischel Report at 8.  Professor Fischel contends that the historical performance of a company is irrelevant. Id. at 6-8.

Clearly, both Plaintiffs’ MAE analysis and Mr. Zachariades’ valuation analysis conform to Professor Fischel’s opinion.  But this opinion is no more relevant – or applicable – just because two experts say it rather than one.  Here, where Hexion has explicitly disclaimed any reliance on Huntsman’s projections, Hexion cannot manufacture an MAE based on Huntsman’s failure to meet projections, whether marginally or materially.(37)  If the projections from the time

(37) Hexion attempts to circumvent its renunciation of reliance on Huntsman projections by citing Hexion’s own projections as a measure of Huntsman’s performance.  In particular, Mr. Zachariades opines that Hexion’s projections for Huntsman, both as of the Merger Agreement and as of July 30, 2008 are reasonable.  He then values Huntsman as of those two dates and calculates a decrease in Huntsman’s value.  The entirety of this valuation analysis, however, is premised upon projections rather than Huntsman’s actual performance.

of the Merger Agreement cannot be relied upon, they also cannot form a basis from which to measure a deterioration as compared to later projections, and this is true (1) whether that comparison is of cash flow, EBITDA, EBITDA margin, debt, equity, stock price, earnings per share, or any other financial measure, and (2) whether those projections were prepared by Huntsman, Apollo and Hexion, or a third-party investment analyst.  In each instance, to make that comparison, is indirectly to penalize Huntsman for failing to achieve a projected future level of performance that Huntsman did not warrant and on which Hexion explicitly disclaimed reliance.(38)  Hexion did not contract for protection from disappointment in Huntsman’s financial performance.

Similarly, Apollo and Hexion contend that the value of Huntsman’s stock has declined more substantially since the date of the announcement of the Basell deal than has other allegedly comparable chemical companies.  Again, this is another variation of the same contention that an MAE exists because Huntsman’s post-signing stock value was lower than expected.  In any event, Huntsman’s stock price performance is not significantly different from that of any of the companies comparable to Huntsman. Zmijewski Rebuttal Report at 22.

III.          HUNTSMAN’S BOARD PROPERLY EXTENDED THE MERGER AGREEMENT.

In its Fourth Cause of Action, Hexion seeks a declaratory judgment that Huntsman’s Board of Directors was not entitled to extend the Termination Date of the merger to October 2, 2008.  Section 7.1(b)(ii) of the Merger Agreement provides, in pertinent part, that the Termination Date may be extended by either Huntsman or Hexion under the following circumstances:

[I]f the Merger shall not have been consummated on or before 5:00 p.m., Houston time on April 5, 2008 (such date, or the date to

(38) Professor Fischel goes so far as to state that Huntsman’s mere reduction in its forecasts reflects an MAE. Fischel Report at 8.  Again, such a decline has no relevance to the MAE analysis in this case because of the express terms of the Merger Agreement.

which it is extended pursuant to this Section 7.1(b)(ii), being the “Termination Date”); . . . provided further, however, that, if as of the Termination Date, [antitrust approval has not been obtained], the Termination Date shall be extended (provided, that . . . [Hexion] and Merger Sub are in material compliance with [their covenants respecting antitrust approval]) by 90 days, upon the election of [Hexion] in its sole discretion; provided further, however, that, if as of the Termination Date (as extended pursuant to the second proviso of this Section 7.1(b)(ii)), [antitrust has not been obtained], the Termination Date shall be extended (provided, that . . . [Hexion] and Merger Sub are in material compliance with [their covenants respecting antitrust approval]) by 90 days, upon the request of [Hexion] or [Huntsman] for such extension, if the [Huntsman] Board . . . determines in good faith (after consultation with [Hexion]), that there exists at such time an objectively reasonable probability of both (A) [antitrust approval being obtained] and (B) the consummation of the Merger occurring within such subsequent 90 day period. . . .

App. Tab A: JX-1, 87-1(b).  By their terms, the provisions for the two extensions to the Termination Date in section 7.1(b)(ii) prevent Huntsman from terminating the Merger Agreement in the event that Hexion was proceeding in good faith toward a closing of the Merger, but had not yet obtained antitrust approval.  The first 90-day extension was made available to Hexion “in its sole discretion.”  The second extension was subject to the Huntsman Board’s veto power, which could not be exercised if there was an objectively reasonable probability that Hexion would obtain antitrust approval in time to consummate the merger within the subsequent 90-day period.  The Huntsman Board’s “veto” right to deny the second extension was constrained by the express contractual obligation that the Huntsman Board exercise “good faith” in making its determination.

On April 5, 2008, Hexion availed itself of the first extension of the Termination Date under section 7.1(b)(ii).  But, as the July 4, 2008 extended Termination Date approached, Hexion has still not obtained the requisite antitrust clearances.

On July 4, 2008, Huntsman extended the Termination Date to provide Hexion with more time to satisfy its contractual obligations under the Merger Agreement.  Because the grounds for denying the second extension were included for Huntsman’s benefit, Huntsman had the right to extend without regard to whether the Huntsman Board determined in good faith that there was an objectively reasonable probability of antitrust approval being obtained and of the Merger occurring if the Termination Date was extended.  Nonetheless, in order to avoid any doubt respecting the validity of the Extension, the Huntsman Board did determine in good faith that there was an objectively reasonable probability of both obtaining antitrust approval and of the merger occurring if the Termination Date was extended a second time.  See DX-2717, YCST00019-21.

The primary factual underpinning for the Huntsman Board’s good-faith determination was Hexion’s own verified allegations to this Court that they were confident of their ability to obtain timely antitrust approval.  Inasmuch as the receipt of antitrust approval is the focus of section 7.1(b)(ii), Hexion’s verified allegations, standing alone, established that there was an objectively reasonable probability that Hexion would obtain antitrust approval in time for the merger to close if the Termination Date was extended a second time.

Although it was unnecessary for the Huntsman Board to consider anything further, it also considered and/or was aware of the following:

•                                          Neither Hexion nor Apollo had identified anything that established that Huntsman had suffered an MAE, as the allegations of plaintiffs’ complaint respecting the MAE under the Merger Agreement were, on their face, inaccurate, insufficient, and/or inconsistent with the terms of the Merger Agreement;

•                                          Huntsman’s management confirmed that there had not been any significant decline in Huntsman’s business in the year since the Merger Agreement was executed, and even the insignificant decline in the business was not expected to be durational in nature;

•                                          Hexion’s allegations regarding the expected solvency of the Combined Entity, combined with the other information Hexion provided in support of their allegations of an expected insolvency, were inaccurate and insufficient to sustain its claim, and members of Huntsman’s management critiqued the elements of the D&P “insolvency opinion” that were based on Huntsman’s performance or value;

•                                          Huntsman’s management told the Board they thought that a solvency certificate could be provided to Hexion’s lenders in the event that, in violation of Hexion’s covenants under the Merger Agreement, no such certification was provided by Hexion;

•                                          The members of the Huntsman Board had a wealth of background from their years of service on the board, including knowledge of substantial information previously provided to them by members of Huntsman’s management and information Merrill Lynch had provided to them prior to plaintiffs’ commencement of this litigation.

See generally Minutes of July 1, 2008 Meeting of Huntsman Board, DX-2717, at YCST00019-21.

Additionally, at the Board meeting on June 26, Merrill Lynch made a presentation that was developed for the purpose of assisting Huntsman’s counsel in advising the Huntsman Board respecting the relative merits of the claims in this litigation.  DX-2716.  That presentation included Merrill Lynch’s view that the combined company would be solvent, that the requisite funding would be available under the Commitment Letter, and that the suggestion of MAE was not supported in its analysis.  Id., at YCST00015.  Although Merrill Lynch’s presentation was not made for the purpose of aiding the Huntsman Board’s determination respecting the extension, the members of the Huntsman Board were aware of the Merrill Lynch’s analysis and conclusions when they determined to approve the extension.

Finally, the verified allegations of Plaintiffs’ complaint confirmed their commitment to honor their contractual obligations under the Merger Agreement, and the Huntsman Board was aware that Huntsman could seek the aid of the Delaware courts to compel plaintiffs to do as they alleged they would.

Based on the foregoing, there cannot be any serious doubt that the extension is valid and that the Huntsman Board’s determination that there was an objectively reasonable probability of obtaining antitrust clearance and the Merger closing in a timely manner was made in good faith.

CONCLUSION

For the reasons shown above, Hexion is not excused from performing its obligations under the Merger Agreement on the grounds of insolvency or MAE.  Hexion has breached, and threatens to continue to breach, its obligations under the Merger Agreement to use its reasonable best efforts to secure its financing and to consummate the Merger.  Accordingly, by virtue of section 8.11 of the Merger Agreement, Huntsman is entitled to an order of specific performance requiring Hexion to perform its obligations under the Merger Agreement.

Respectfully submitted,
OF COUNSEL:
YOUNG CONAWAY STARGATT
Harry M. Reasoner	& TAYLOR, LLP
David T. Harvin
James A. Reeder, Jr.
N. Scott Fletcher	/s/ Bruce L. Silverstein
Bruce A. Blefeld	Bruce L. Silverstein (#2495)
Michael C. Holmes	Rolin P. Bissell (#4478)
VINSON & ELKINS LLP	Christian Douglas Wright (#3554)
First City Tower	Dawn M. Jones (#4270)
1001 Fannin Street, Suite 2500	Kathaleen McCormick (#4579)
Houston, TX 77002-6760	Tammy L. Mercer (#4957)
(713) 758-2222	Richard J. Thomas (#5073)
The Brandywine Building
Alan S. Goudiss	1000 West Street, 17th Floor
Jaculin Aaron	P.O. Box 391
SHEARMAN & STERLING LLP	Wilmington, DE 19899-0391
599 Lexington Avenue	(302) 571-6600
New York, NY 10022
(212) 848-4000	Attorneys for Defendant Huntsman Corp.

Kathy D. Patrick
Jeremy L. Doyle
Laura J. Kissel
Laurel R. Boatright
GIBBS & BRUNS, L.L.P.
1100 Louisiana, Suite 5300
Houston, TX 77002
(713) 650-8805

DATED: September 2, 2008
CORRECTED: September 4, 2008